UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
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COVANTA HOLDING CORPORATION

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COVANTA HOLDING CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 13, 2021

To our Stockholders:
We are notifying you that our 2021 Annual Meeting of Stockholders, referred to as the "Annual Meeting," is scheduled to be held on May 13, 2021, at 11:00 a.m. EDT. Due to the continuing public health impact of the coronavirus pandemic and to protect the well-being of our employees, directors and stockholders, the Annual Meeting will be held in a virtual-only format.
At the meeting we will ask you to:
1.  elect eleven directors to our Board of Directors, each for a term of one year;
2.  ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year;
3. conduct an advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement; and
4.  consider such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
As permitted by the Securities and Exchange Commission, Covanta is providing stockholders with access to our proxy materials via the Internet rather than in paper form. On or about April 2, 2021, we mailed to stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice”, containing instructions on how to access the proxy materials over the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and our 2020 Annual Report on Form 10-K. The Notice also instructs you on how you may submit your proxy to vote by mail, by telephone or via the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.
Our Board of Directors has fixed the close of business on March 15, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available at our principal executive offices prior to the Annual Meeting. In addition, the list will be available for inspection by stockholders on the virtual Annual Meeting platform during the meeting.
To participate in the Annual Meeting, you must login at www.virtualshareholdermeeting.com/CVA2021 and enter the 16-digit control number found on your proxy card or your voting instruction form. Detailed instructions are provided in the proxy statement. Whether or not you plan to attend the Annual Meeting, we strongly encourage you to submit your proxy by following the instructions on the proxy card for voting via the Internet, by telephone or by mail as promptly as possible in order to ensure your representation at the Annual Meeting.
Note that the decision to utilize a virtual-only meeting format this year does not mean we will utilize such format or any means of remote communication for future annual meetings.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION
Thomas L. Kenyon
Secretary
Morristown, New Jersey
April 2, 2021

COVANTA HOLDING CORPORATION
445 South Street
Morristown, New Jersey 07960
PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Covanta Holding Corporation for use at the Covanta Holding Corporation 2021 Annual Meeting of Stockholders, referred to as the "Annual Meeting," to be held on May 13, 2021, at 11:00 a.m. EDT, or any adjournment or postponement of the Annual Meeting, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. Due to the continuing public health impact of the coronavirus pandemic and to protect the well-being of our employees, directors, and stockholders, the Annual Meeting will be held in a virtual-only format. These proxy materials were made available via the Internet on or about April 2, 2021 to all stockholders entitled to vote at the Annual Meeting. The proxy materials consist of this proxy statement, a proxy card and our 2020 Annual Report on Form 10-K. Throughout this proxy statement when the terms “Covanta,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Covanta Holding Corporation and we sometimes refer to our Board of Directors as the “Board.” Our subsidiary, Covanta Energy, LLC, is often referred to in this proxy statement as “Covanta Energy.”
What is the purpose of the Annual Meeting?
At the Annual Meeting, you will be asked to act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, including:
In addition, management will report on our performance and respond to questions from stockholders.

How do I attend and participate in the virtual-only Annual Meeting?

The virtual-only Annual Meeting will be conducted on the Internet via live audio webcast. You will be able to participate online and submit your questions in advance of the Annual Meeting by visiting www.virtualshareholdermeeting.com/CVA2021 beginning at 10:45 a.m. EDT on May 13, 2021. Stockholders will be able to vote their shares electronically during the Annual Meeting. You will be afforded the same rights and opportunities to participate in the virtual-only Annual Meeting as you would at an in-person meeting, including the right to vote your shares at the meeting and the opportunity to ask questions.

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 11:00 a.m. EDT. We encourage you to access the Annual Meeting platform prior to the start time. Online access will begin at 10:45 a.m. EDT.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plug-ins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

You will not be able to attend the Annual Meeting in person.

What if I have technical difficulties trying to log in to the virtual-only Annual Meeting?

Technical support, including related technical support phone numbers, will be available on the virtual Annual Meeting platform at www.virtualshareholdermeeting.com/CVA2021 beginning at 10:45 a.m. EDT on May 13, 2021 through the conclusion of the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials in the mail?
In accordance with rules adopted by the Securities and Exchange Commission, referred to in this proxy statement as the “SEC,” we may furnish proxy materials, including this proxy statement and our 2020 Annual Report on Form 10-K, to our stockholders by providing access to those documents on the Internet instead of mailing printed copies. A Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” was mailed to stockholders on or about April 2, 2021, and it will instruct you on how to access and review all of our proxy materials for the Annual Meeting on the Internet. The Notice also instructs you on how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
How do I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:
•view our proxy materials for the Annual Meeting via the Internet; and
•instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing an Internet link to those materials and an Internet link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on the record date of March 15, 2021 are entitled to vote their shares at the Annual Meeting. On that date, there were 132,145,694 shares of our common stock outstanding and entitled to vote.
How many votes do I have?
You will have one vote for each outstanding share of our common stock that you owned on March 15, 2021 (the record date), as each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
How many votes must be present to hold the Annual Meeting?
The presence, virtually via the Internet or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting, including shares represented by proxies that reflect abstentions, constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for the purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that record holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present virtually via the Internet or represented by proxy, will only have the power to adjourn the Annual Meeting until there is a quorum. The Annual Meeting may be reconvened without additional notice to the stockholders within 30 days after the date of the prior adjournment if we announce the reconvened meeting at the prior adjournment. A quorum must be present at such reconvened meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” or “record owner” of those shares. As a record owner, the Notice of Internet Availability of Proxy Materials has been sent directly to you. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As a beneficial owner, the Notice has been sent to the holder of record of your shares. If you wish to attend the Annual Meeting and vote shares of our common stock held through a broker, bank or other nominee, you will need to obtain a proxy form issued in your name to bring to the meeting from the institution that holds your shares and follow the attendance and voting instructions on that form.
How do I vote my shares at the Annual Meeting?
You may vote by participating virtually in the Annual Meeting or by proxy. If you vote by proxy, you may still attend the Annual Meeting virtually.

If you wish to vote virtually at the Annual Meeting, please join the meeting at www.virtualshareholdermeeting.com/CVA2021 and enter the 16-digit control number included on your proxy card or voting instruction form and you will be instructed there as to the balloting procedures. Beneficial holders can also attend meeting virtually as long as they have their 16 digit control number provided by their bank/broker.
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank or other nominee. If you do this, your shares of common stock represented by the proxy will be voted by the proxy holders in accordance with your instructions. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 12, 2021. Michael W. Ranger and Thomas L. Kenyon are the proxy holders. If you are a beneficial owner of shares, you will need to obtain a proxy form issued in your name from the institution that holds your shares and follow the voting instructions on the proxy form.
If you do not intend to attend and vote at the virtual-only Annual Meeting, please remember to submit your proxy to us prior to the Annual Meeting to ensure that your vote is counted.
Can I revoke my proxy or change my vote after I have voted?
Even after you have submitted your proxy, you may revoke your proxy or change your vote. If you are the record owner of the shares, you can revoke your proxy by doing one of the following before your proxy is exercised at the Annual Meeting:
(1)deliver a written notice of revocation to our Secretary at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960; or
(2)submit a properly executed proxy bearing a later date; or
(3)attend the virtual-only Annual Meeting and cast your vote.
To revoke a proxy previously submitted via the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. If you are the beneficial owner of shares and have submitted your proxy to the institution that holds your shares, you will need to contact that institution and follow its instructions for revoking a proxy.
Attendance at the Annual Meeting will not cause your previously submitted proxy to be revoked unless you cast a vote at the Annual Meeting.
What if I do not vote for some of the matters listed on the proxy?
If you properly execute, date and return a proxy to us without indicating your vote, in accordance with the Board’s recommendation, your shares will be voted by the proxy holders as follows:
•"FOR" election of the eleven nominees for director;
•"FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year;
•"FOR" an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement.
In addition, if other matters are properly presented for voting at the Annual Meeting, or at any adjournment or postponement thereof, your proxy grants Messrs. Ranger and/or Kenyon the discretion to vote your shares on such matters. If, for any unforeseen reason, any of the director nominees described in this proxy statement are not available as a candidate for director, then Messrs. Ranger and/or Kenyon will vote the stockholder proxies for such other candidate or candidates as the Board may nominate.

How many votes are required to elect directors and to adopt the other proposals?
In the election for directors, each of the nominees receiving a majority of the votes cast “FOR” such nominee at the Annual Meeting or by proxy will be elected. Abstentions and broker non-votes are not counted as votes cast for the purposes of, and therefore will have no impact as to, the election of directors. Under the Majority Voting Policy in our new Amended and Restated Bylaws any nominee for director in an uncontested election that receives a greater number of “WITHHOLD” votes than “FOR” votes in any election is not re-elected and must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. If an incumbent director who is standing for re-election does not receive a majority of the votes cast, the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. A complete copy of our Amended and Restated Bylaws is posted on our website at www.covanta.com.
All proposals, other than the election of directors, require the affirmative “FOR” vote of a majority of those shares present and entitled to vote to pass. An abstention as to any matter, when passage requires the vote of a majority of the votes entitled to be cast at the Annual Meeting, will have the effect of a vote “AGAINST.” Broker non-votes will not be considered, and will not be counted for any purpose in determining whether a matter has been approved.
Brokers, banks or other nominees have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm addressed by Proposal No. 2 in this proxy statement; therefore, your shares may be voted on Proposal No. 2 if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. On non-routine matters, such as Proposals No. 1 and 3, brokers, banks or other nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not entitled to vote on such proposals in the absence of such specific instructions, resulting in a broker non-vote for those shares.
Representatives of American Election Services, LLC, will tabulate the votes and act as the inspector of election at the virtual-only Annual Meeting.
Can my shares be voted if I do not return my proxy and do not attend the Annual Meeting?
If you do not vote your shares and you are the beneficial owner of the shares, your broker can vote your shares on matters that the New York Stock Exchange has ruled are routine.
If you do not vote your shares and you are the record owner of the shares, your shares will not be voted.
How can I ask questions at the virtual-only Annual Meeting and where can I find the meeting materials?
Time will be reserved at the conclusion of the Annual Meeting to answer questions submitted by stockholders. To facilitate the orderly conduct of the Annual Meeting and to maximize our ability to respond to your question by the end of the Annual Meeting, it is recommended that stockholders submit questions before the start of the Annual Meeting at 11:00 a.m., EDT. The virtual Annual Meeting platform will be available beginning at 10:45 a.m. EDT on May 13, 2021. If you wish to submit a question, you may do so by logging into the virtual 2021 Annual Meeting platform at www.virtualshareholdermeeting.com/CVA2021, typing your question into the “Ask a Question” field, and clicking “Submit.”
The rules of conduct and other materials for the Annual Meeting will also be available at www.virtualshareholdermeeting.com/CVA2021. A list of Covanta’s stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting. If you would like to view the list, you may contact our General Counsel and Corporate Secretary to schedule an appointment by emailing him at generalcounsel@covanta.com. The list will also be available for inspection by stockholders on the virtual Annual Meeting platform during the meeting.
Who pays the cost of solicitation of proxies for the Annual Meeting?
We will pay the cost of solicitation of proxies. We have engaged Laurel Hill Advisory Group, LLC to assist in soliciting proxies on our behalf. Laurel Hill Advisory Group, LLC may solicit proxies personally, electronically or by telephone. We have agreed to pay Laurel Hill Advisory Group, LLC a fee of $15,000 for its services. We have also agreed to reimburse Laurel Hill Advisory Group, LLC for its reasonable out-of-pocket expenses and to indemnify it and its employees against certain liabilities arising from or in connection with the engagement. Our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation for such proxy solicitation activity. Brokers and other nominees who held our common stock on the record date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to the beneficial owners of our stock.

BOARD STRUCTURE AND COMPOSITION

The Board is currently comprised of eleven directors. During 2020, the Board held six meetings and took action by unanimous written consent one time. Each director attended at least 75% of all meetings of the Board and those Board committees on which he or she served during 2020. We expect our Board members to attend the 2021 Annual Meeting of Stockholders. In May 2020, all of the directors attended our Annual Meeting of Stockholders. The Board has adopted a Board Charter and Corporate Governance Guidelines that, among other matters, describe the responsibilities and certain qualifications of our directors. Our Board Charter and Corporate Governance Guidelines are available on our website at www.covanta.com. Copies may also be obtained by writing to our Vice President of Investor Relations at our principal executive offices.
Committees of the Board
In 2020, the Board had five standing committees that operate under written charters approved by the full Board: Audit; Compensation; Nominating and Governance; Finance; and Supply Chain and Construction. In accordance with applicable SEC rules and regulations and New York Stock Exchange listing standards, all of the directors who serve on the Audit, Compensation and Nominating and Governance Committees have been determined by the Board, in its business judgment, to be “independent” from the Company and its management. The chart below identifies directors who were members of each committee at the end of 2020, the number of meetings held by each committee during the year, the number of actions taken by unanimous written consent and the chairs of each committee:

Name	Audit	Compensation	Nominating and Governance	Finance	Supply Chain and Construction
Sam Zell (Chair)
David M. Barse	X, FE			C
Ronald J. Broglio		X			X
Peter C.B. Bynoe		X	X
Linda J. Fisher	X				X
Joseph M. Holsten	C, FE			X	C
Stephen J. Jones **
Owen Michaelson				X	X
Danielle Pletka		X	X
Michael W. Ranger
Robert S. Silberman *			C
Jean Smith	X, FE	C
2020 Meetings	5	6	4	14	3
2020 Actions by Unanimous Written Consent		2
C = Chair
FE = Financial Expert
X = Member
* = Lead Director
** Mr. Jones resigned from the Board effective October 29, 2020.

The table below sets forth, for each director, the number of (i) Board meetings attended and (ii) committee meetings attended for each committee on which such director served at any time during 2020. This table does not reflect attendance by directors at meetings of committees of which they were not a member.

Total meetings	6		5		6		4		14		3
	Board		Audit		Compensation		Nominating and Governance		Finance		Supply Chain and Construction
Sam Zell (Chair)	6	100%
David M. Barse	6	100%	4	80%					14	100%
Ronald J. Broglio	6	100%			6	100%					3	100%
Peter C.B. Bynoe	6	100%			6	100%	4	100%
Linda J. Fisher	6	100%	5	100%							3	100%
Joseph M. Holsten[1]	5	83%							13	93%	3	100%
Owen Michaelson	6	100%							14	100%
Danielle Pletka	6	100%			6	100%	4	100%			3	100%
Michael W. Ranger[2]	6	100%	5	100%					14	100%
Robert S. Silberman	6	100%					4	100%
Jean Smith	6	100%	5	100%	6	100%
Stephen J. Jones (former President, CEO and director)[3]	4	100%

1 Mr. Holsten was appointed to replace Mr. Ranger as Chair of the Audit Committee effective upon Mr. Ranger's resignation upon his appointment as President and Chief Executive Officer effective October 29, 2020.
2 Mr. Ranger was appointed as the President and Chief Executive Officer effective October 29, 2020 and resigned from the Audit Committee effective as of such appointment.
3 Mr. Jones attended all Board of Director meetings prior to his resignation from the Board effective October 29,2020.

Audit Committee.     Each of the members of the Audit Committee qualifies as an independent director under applicable SEC rules and regulations and under applicable New York Stock Exchange listing standards. The Board has determined that three of the four members of the Audit Committee qualify as well as an audit committee “financial expert” under applicable SEC rules and regulations.
Under its charter, the functions of the Audit Committee include assisting the Board in its oversight of the quality and integrity of our financial statements and accounting processes, compliance with legal and regulatory requirements, assessing and reviewing the qualifications, independence and performance of our independent registered public accounting firm and overseeing our internal audit function. The Audit Committee has the sole authority to select, evaluate, appoint or replace the independent registered public accounting firm and to approve all audit engagement fees and terms. The Audit Committee must pre-approve all permitted non-auditing services to be provided by the independent auditors; discuss with management and the independent auditors our financial statements and any disclosures and SEC filings relating thereto; recommend for stockholder approval the ratification of our independent registered public accounting firm; review the integrity of our financial reporting process; establish policies for the hiring of employees or former employees of the independent registered public accounting firm; and investigate any matters pertaining to the integrity of management.

Compensation Committee.    Each of the members of the Compensation Committee qualifies as an independent director under applicable New York Stock Exchange listing standards and is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement.
Under its charter, the Compensation Committee, among other things, has the following authority:
(1)to review and approve the Company’s goals relating to the chief executive officer’s compensation, evaluate the chief executive officer’s performance under those goals and set the chief executive officer’s compensation;
(2)to evaluate, review and approve the compensation structure and process for our other officers and the officers of our subsidiaries;
(3)to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans;
(4)to engage independent advisors to assist the members of the Compensation Committee in carrying out their duties; and
(5)to recommend inclusion of the Compensation Discussion and Analysis in this proxy statement and our Annual Report on Form 10-K.
In addition, on an annual basis, the Compensation Committee conducts an in-depth, broad scope and detailed review of succession planning efforts at multiple levels of our management team.

Nominating and Governance Committee.    Each of the members of the Nominating and Governance Committee qualifies as an independent director under applicable SEC rules and regulations and under applicable New York Stock Exchange listing standards. Under its charter, the Nominating and Governance committee assists the Board in identifying and evaluating qualified candidates to serve on the Board, recommends director nominees for the Annual Meeting of Stockholders, identifies individuals to fill vacancies on the Board, recommends Corporate Governance Guidelines to the Board, leads the Board in its annual self-evaluations and recommends nominees to serve on each committee of the Board. The Nominating and Governance Committee, among other things, has the authority to retain and terminate any search firm used to identify director candidates and review and reassess the adequacy of our corporate governance procedures.
In identifying candidates for positions on the Board, the Nominating and Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2020, we did not use any search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.
The Nominating and Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate's merits and our needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the Nominating and Governance Committee considers an individual's skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Governance Committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified, interviewed and evaluated by the Nominating and Governance Committee. Candidates selected by the Nominating and Governance Committee are then recommended to the full Board. The selection of Danielle Pletka and Michael Ranger in 2016 and of Owen Michaelson in 2018 are examples of these policies. These directors comprise over 25% of the Board, offering additional experience, skills, and perspectives.
The Nominating and Governance Committee will consider candidates recommended by stockholders if such recommendations are provided to the Secretary of the Company in writing within the time periods set forth in our applicable proxy statement, accompanied by the relevant biographical and other information required by our Amended and Restated Bylaws and submitted in accordance with our organizational documents, New York Stock Exchange requirements and SEC rules and regulations, each as in effect from time to time. Candidates recommended by stockholders will be evaluated in the same manner as other candidates. Under our Amended and Restated Bylaws, any holder of 20% or more of our outstanding voting securities has the right, but not the obligation, to nominate one qualified candidate for election as a director. Provided that such stockholder adequately notifies us of a nominee within the time periods set forth in our applicable proxy statement, that individual will be included in our proxy statement as a nominee.

The Nominating and Governance Committee also addresses the regulatory and public policy frameworks affecting our business, including those relating to sustainability and ESG (environment, social, governance) performance and reporting matters; public policy affecting us domestically and internationally; matters affecting our government affairs and public policy activities; and corporate contributions to political activities, as well as any political action committees associated with us. See “Governance Policies and Practices – Board Oversight of Sustainability Strategies” for a more complete description of our commitment to ESG, including environmental justice.

The Nominating and Governance Committee, in conjunction with the Compensation Committee as it may relate to equity compensation, also reviews non-employee director compensation on behalf of the Board.

Finance Committee.    Under its charter, the Finance Committee was responsible for assisting the Board in its oversight of our consideration of capital allocation, new financial commitments, acquisitions, investments, and other transactions that are either material to our financial condition or prospects, or are otherwise not contemplated by our annual budget or business/financial plan. The Finance Committee reviewed and recommended our annual budget to the Board and is was also responsible for establishing policies with respect to the issuance of dividends on our common stock, and guidelines for approvals for proposed transactions and spending authorization by our senior executives. In connection with the broad strategic review of our businesses to explore all options to enhance stockholder value, including assessing plans for each of our business lines and geographies, effective January 1, 2021, an Executive Committee was established and the Finance Committee was disbanded.

Supply Chain and Construction Committee. Under its charter, the Supply Chain and Construction Committee was responsible for assisting the Board in fulfilling its oversight responsibilities for matters relating to our supply chain activities. The Supply Chain and Construction Committee's responsibilities included oversight of employee safety and health programs, policies and performance; environmental compliance programs and performance; matters affecting our supply chain and strategic sourcing activities; technical matters and developments affecting operations, maintenance, construction and engineering; matters relating to continuous improvement activities across our business; and the evaluation and implications of trends in technical developments that may have competitive implications for us. In connection with the broad strategic review of our businesses to explore all options to enhance stockholder value, including assessing plans for each of our business lines and geographies, and the formation of an Executive Committee, the Supply Chain and Construction Committee was disbanded effective January 1, 2021.
Executive Committee. Effective January 1, 2021, the Board formed an Executive Committee composed of Messrs. Silberman (Lead Director and Chairman of the Executive Committee), and Zell (Chairman of the Board), Ranger (President and Chief Executive Officer) and Barse. The Executive Committee has broad authority to act on matters between meetings of the Board and to support management, subject to limitations specifically set forth in the charter of the Executive Committee and generally reflective of limitations under applicable Delaware law and on matters specifically delegated to the Audit, Compensation and Nominating and Governance Committees.

The charters of all the current committees can be viewed on the Company website at www.covanta.com and may be obtained in print by writing to our Vice President of Investor Relations at our principal executive offices.
GOVERNANCE POLICIES AND PRACTICES

Governance and Compensation Highlights
The structure and practices of our Board of Directors reflect a strong commitment to the highest standards of good corporate governance and alignment with stockholder interest. Some examples of this are the following:

•Independent Board
◦Nine out of eleven Members of the Board are Independent
◦Independent Lead Director
◦Independent Audit, Compensation, and Nominating and Governance Committees
◦Separate Board Chair and Chief Executive Officer
◦Executive Sessions of Independent Directors without Management
◦Authority of Board and Committees to retain outside advisors

•Diverse Board
◦36% of Board is Diverse (gender, race and ethnicity)
◦Three Members of the Board are women
◦Three new Board Members (comprising over 25% of the Board) in the last five years, providing additional experience, perspectives and ideas
•Strategic review initiated by the Board indicative of strong stockholder alignment
•All Directors stand for election each year
•Majority vote requirement for election of Directors
•Annual Board and Committee evaluation process conducted by independent counsel
•Strong Board oversight of Risk Management
•Ongoing executive succession panning efforts
•Active stockholder engagement efforts
•No stockholders rights plan
•Amended and Restated Bylaws include stockholder ability to amend Bylaws by a majority vote
•Issued 5th Sustainability Report on Environmental Social Governance ("ESG") Matters
•Board engagement and oversight of ESG strategies, including environmental justice
•75% of Audit Committee Members are Financial Experts
•Business Conduct and Ethics Policy for Directors, Officers and Employees
•No employment agreements with Named Executive Officers ("NEOs")
•Performance Target-Based Restricted Equity Awards
•Three-Year Vesting to Restricted Equity Awards
•Stock Ownership Guidelines for Board and NEOs
•Prohibition against hedging of Company shares

Board Oversight of Risk Management
The Board and its committees play a significant role in the oversight of Company-wide risk management. As part of our enterprise risk management protocol, senior management discusses and identifies major areas of risk on an ongoing basis. Management annually reviews with the Board risks to the enterprise and our efforts to address them. In addition, presentations are made in the ordinary course at scheduled Board meetings regarding market trends, competition and the various other risks that face the Company. On an ongoing basis, the various committees of the Board address risk in the areas germane to their scope. For example:
•The Nominating and Governance Committee evaluates Board effectiveness, succession planning, enterprise risk management, policy and regulatory risk, and general corporate best practices;
•Risk management is overseen by the full Board with respect to the Company’s key initiatives affecting its operations and business performance; the Audit Committee with respect to financial statements and accounting processes, compliance with legal and regulatory requirements, and the Company's internal and external audit functions; and by the Compensation Committee with respect to attracting, retaining and motivating talented employees and by tying compensation awards to actual performance;
•Through December 31, 2020, the Supply Chain and Construction Committee oversaw risks in the areas of safety and environmental compliance, through an ongoing dialog with management, plays a role in operational risk management, and oversees risk associated with managing existing technologies and developing new technologies to enhance and protect our competitive advantage, which oversight moved to the full Board effective January 1, 2021;

~~•~~The Audit Committee, the Finance Committee (though December 31, 2020), and the Executive Committee (effective January 1, 2021) each play key roles in the oversight of financial and market risk, currency risk, balance sheet risk and capital allocation, liquidity and tax risk; and
•Overall ethics, policy and compliance risk and cybersecurity risk is also overseen by the Audit Committee and the Nominating and Governance Committee.
On a structural level, all material transactions, as well as certain transactions not deemed material to us, that involve commitments or capital allocations above specified levels are reviewed and approved by our Board which as part of its analysis of transactions examines the potential risk and reward of our investments in business acquisitions and growth projects.
The Compensation Committee also is aware of the levels of risk attendant to capital allocation and growth projects, which is taken into account when determining the value of individual contributions to the achievement of strategic objectives by our named executive officers. In order to assure that excessive leverage and risk-taking is not undertaken in seeking to achieve growth objectives, a material portion of compensation payable to our named executive officers is paid in equity that vests over time, and will only vest after performance above threshold levels is demonstrated over a sustained period of at least three years after the grant of such awards. We believe that the combination of time vesting over three years and long-term performance vesting, together with executive stock ownership guidelines, act as additional incentives and precautions to control against excessive risk-taking in the investment decisions by management, and to maintain focus on long-term value creation. The Compensation Committee determined that there were no elements of the Company’s compensation programs that would be reasonably likely to have a material adverse impact on the Company.
We also reviewed and noted that under our current Board leadership structure, which includes a separation of the Chairman and chief executive officer roles, strong oversight which best serves our stockholders is provided.

Board Oversight of Sustainability Strategies
We are a world leader in providing municipalities and corporate customers with sustainable waste and energy solutions. Our core business - operation and ownership of “waste-to-energy” or “WtE” facilities - helps communities and businesses around the world convert millions of tons of waste otherwise destined for landfills into clean, renewable energy. By avoiding the methane gas emissions associated with landfills, these facilities reduce greenhouse gases introduced into the environment, conserve land and complement recycling efforts. In addition to our core business, we offer a variety of sustainable waste management solutions, including treatment services for regulated medical waste, non-hazardous industrial waste, pharmaceutical waste, and wastewater; and recycling and consulting services, under our Covanta Environmental Solutions brand.
Our Board and management remain committed to providing sustainable waste management and energy services; transparently reporting on our environment, social, and governance ("ESG") performance; and advancing our performance and environmental justice through a set of sustainability goals. In this light, since 2011 we have regularly published data and details regarding our ESG performance and sustainability program. This focus on ESG performance is highlighted by our sustainability report, which covers our sustainability vision and our goals and performance related to safety and health; environmental sustainability; materials management; community relations; and our workforce engagement efforts, including diversity, equity and inclusion. Our report can be found at http://covanta.csr.com. Indeed, the theme expressed in our logo of “Powering Today; Protecting Tomorrow” reflects our commitment and the importance to our business of sustainability in all its forms.
Our Nominating and Governance Committee is responsible for oversight of sustainability and ESG, including our goals, strategy, performance, and reporting matters. Our Nominating and Governance Committee also oversees public policy and community relations. Other board committees have responsibility for oversight of specific aspects of sustainability and ESG. Through December 31, 2020, the Supply Chain and Construction Committee had specific responsibility for our commitment to sustainability through our ongoing initiatives in (i) safety and health, (ii) environment performance, and (iii) materials management. Our Compensation Committee and Board provide oversight of ongoing initiatives pertaining to workforce engagement, including diversity, equity and inclusion.
Safety and Health
Simply put: safety comes first; it enables everything that we do. Making sure everyone goes home safely every day is a first principle. We are committed to “Moving Beyond Zero” and achieving world class safety and health performance. We had Company-wide record performance on safety in 2020, outperforming industry benchmarks, achieved through maintaining a robust safety culture with safety leadership at all levels, full employee engagement starting from the tone at the top, and an integrated, interdependent safety culture.

Environment and Sustainability
By providing an environmentally and socially responsible means of managing solid waste, our WtE and material processing facilities help our communities move up the waste hierarchy, recover resources in the form of materials and energy, and provide critical local and community waste management infrastructure—all while addressing climate change by helping reduce greenhouse gas (“GHG”) emissions from waste management. Our WtE facilities deliver clean, renewable base load power close to load centers, helping provide resiliency to the electrical grid, WtE facilities are the only major sources of electricity that reduce GHG emissions. In this way, they play an important role in the climate change solution.

As part of our commitment to responsible environmental stewardship, we not only aim for 100% compliance with all legal requirements relating to our operations, including standards relating to air, water, and waste; but have set targets to further reduce our emissions, particularly in environmental justice communities. If our efforts are successful, our plants run well, we continue to reduce greenhouse gas emissions relative to alternative waste disposal, and we further decrease our environmental "footprint". In addition, we engineer and operate our facilities to run as efficiently as possible, including the minimization of energy, water and raw material use, and wastewater discharge.
In 2020, we:

•diverted approximately 21.6 million tons of waste from landfills to WtE, enough to fill a six-lane highway with garbage trucks, bumper to bumper, from Los Angeles to New York City;

•reduced greenhouse gas emissions 18.7 million metric tons relative to landfilling – equivalent to pulling nearly four million cars off the road;

•recycled nearly one million tons of metal, including 570,000 tons of ferrous material equivalent to six Golden Gate Bridges, and industrial wastewater and other resources, including the non-ferrous metals equivalent of three billion soda cans and enough pre-treated and beneficially reused enough industrial wastewater to fill 130 Olympic-sized swimming pools; and

•continued to execute strategic growth plans in the UK, with four new waste to energy projects under construction, totaling 1.5 million metric tonnes of annual capacity, helping the UK move towards national self-sufficiency in managing waste and compliance with landfill diversion targets, in addition to creating a low-carbon and resource-efficient economy.

Materials Management
Waste is a valuable resource. Whether we approach the subject of waste management from the perspective of climate change, the waste hierarchy, zero waste or the circular economy, the basic goal remains consistent: extract as much value from waste as possible with the least amount of environmental impact. At Covanta, our mission is to provide sustainable waste and energy solutions to ensure that “no waste is wasted.” In addition to functioning as a renewable energy resource by recovering energy from waste, our materials management efforts are highlighted by the following initiatives:
•supporting our customers in achieving zero waste to landfill, circular economy and other sustainable materials management goals, and increasing wastes avoided, recycled or reused;
•capturing the energy from solid waste remaining after waste reduction, reuse and recycling efforts have been exhausted, to generate clean renewable electricity and /or steam for export;
•expanding our offering in sustainable waste management solutions;
•assuring destruction of confidential materials and regulated medical waste, providing sustainable materials management services, such as packaged goods recycling and wastewater treatment, and converting liquid waste into clean, renewable energy through Covanta Environmental Solutions;
•recovering materials through expanded recycling and metals recovery efforts, including through the development of new systems to extract metals and other materials from our ash residues for recycling and reuse; and
•continuous improvement to further advance our ongoing efforts to reduce operating and processing waste and uncover additional revenue opportunities.

Workforce Engagement; Diversity, Equity & Inclusion
We believe that a diverse and inclusive workforce is a stronger and more productive workforce; one that is more capable of solving problems, innovating, and meeting our business goals and the goals of our clients, partners and stockholders. We serve diverse communities, we live and work in those communities, and we are committed to taking action so that our workforce better reflects the diversity of the communities in which we operate.

For over a decade, we have focused on building a respectful and equitable workplace environment that leverages employees’ unique talents, perspectives and experiences, regardless of age, gender, race, ethnicity, religion or sexual orientation. What started with transparent reporting on our diversity with our first sustainability report in 2011, grew to our first Diversity & Inclusion goals in 2015, and has now expanded into a variety of tangible programs, including training, mentorship, and employee resource groups ("ERGs"), including Women of Covanta, RISE; Early Career Connections; Black Professionals; Sustainability; and LatinX. These employee-led groups foster a diverse, equitable and inclusive workplace aligned with our organization.

In 2017, we created what is now our Diversity, Equity and Inclusion ("DE&I") Leadership Council, which comprises executive leaders from across our functional areas. The Council has responsibility for DE&I initiatives and meets quarterly to discuss advancement-related strategies and ensure alignment with key business objectives. Specifically, the Council’s purpose is to:

•Promote a diverse and inclusive environment in which all employees feel respected;
•Establish goals and action plans to improve DE&I;
•Increase DE&I awareness and education;
•Facilitate improved communication among and between employees and external partners;
•Assist with achieving excellence in operations and client service; and
•Promote innovation and creativity to enhance growth and the achievement of business objectives.

By supporting expanded awareness of DE&I issues throughout the organization, we are working to embed a DE&I mindset into the fabric of our Company. In 2020, we piloted new unconscious bias training, following the completion in 2019 of a company-wide diversity and inclusion training program. We have also enhanced our role in external advocacy and research for diversity, equity and inclusion through the CEO Action for Diversity & InclusionTM Racial Equity Fellowship. Through this fellowship, we have committed one of our senior leaders to a one-year fellowship to advance our and other like-minded organizations’ efforts to identify, develop and promote scalable and sustainable policies and corporate best practices to address systemic racism and social injustice, and to improve societal well-being.

We have historically employed many veterans, as we seek professionals that possess not only exceptional technical knowledge, but also exemplary qualities such as teamwork, dedication and integrity. We are proud that veterans make up approximately 10% of our total workforce.

Community Relations
Across the country, we are actively and continuously engaged with local communities as well as organizations operating on regional, national and international levels. Nearly ten years ago, we developed our Community Outreach and Environmental Justice policy, one of the first to be issued by a U.S. company. We continue that commitment today. In 2020, we supported New Jersey's landmark Environmental Justice legislation aimed at addressing vulnerable communities overburdened with emissions from an abundance of sources, large and small. For us, environmental justice is about taking meaningful and measurable action to protect the communities we serve and the communities in which our employees and their families live, work and play. We and our employees engage with the communities in which we operate in targeted ways designed to reflect the needs of each community and our goals of responsible corporate citizenship.
In addition, we design or participate in programs with regional or national scope, including Fishing for Energy and programs with the Go Green Initiative and the Trash Free Seas Alliance of the Ocean Conservancy. Our community relations program is unique to each community in which we operate yet also designed around four main pillars:
•Stewardship - supporting economic opportunities and giving back to our communities through programs and sponsorships;
•Sustainable Communities - contributing to community infrastructure in terms of resilient local energy production and green development;

•Green Education - supporting youth education around environmental stewardship, sustainability and responsible waste management; and
•Environmental Responsibility - responding to community needs for responsible waste management through our environmental solutions.

Through the combination of these efforts to “Protect Tomorrow” we have embedded sustainability as a fundamental tenet of our business operations. We aspire for a world where “no waste is wasted”, where waste resources are used to the fullest extent practical resulting in the lowest overall impact on our environment.

Governance Enhancements in Amended and Restated Bylaws

The Board and management regularly review the Company’s governance profile and market developments, investor perspectives and proxy advisory firm guidelines. Accordingly, we undertook a comprehensive review of the Company’s Bylaws and following such review and taking into account stockholder perspectives, on December 12, 2019 the Board adopted the Amended and Restated Bylaws. The amendments included the following:

•Throughout the Amended and Restated Bylaws, updates have been made to permit electronic transmission of certain notices and other documents and to permit meetings of stockholders solely by remote communication as provided by amendments to the Delaware General Corporation Law (the “DGCL”);
•Amendment of the director election provisions to codify a majority voting with director resignation policy in non- contested elections;
•Codification of the role of lead independent director;
•Revision of the bylaw amendment provision to permit the Amended and Restated Bylaws to be amended by stockholders with a majority vote rather than the prior 2/3 stockholder vote requirement;
•Expanded and more detailed stockholder advance notice section for stockholder proposals, which includes updates for amendments to the DGCL and additional specified procedural requirements;
•Expanded and more detailed stockholder notice section for stockholder nominations for Board members, which includes additional specified procedural requirements and updates to reflect amendments to the DGCL;
•Update of rules regarding submission and use of proxies to reflect amendments to the DGCL;
•Update of consent of stockholders in lieu of meeting provisions to reflect amendments to the DGCL, including separation of record dates for notice of meeting and voting, and to provide for ministerial review of consents of stockholders in lieu of a meeting;
•Update of the existing special director nomination right provisions to provide additional details and procedures;
•Update of record date provision in accordance with the DGCL to permit dual record dates;
•Update of notice of meeting provisions to reflect amendments to the DGCL; and
•Modification of the Company’s “exclusive forum” provision to clarify and confirm the scope of the provision.

Shareholder Engagement
Our Board of Directors and management are committed to maintaining a robust dialogue with our stockholders to ensure that we communicate effectively and that stockholder perspectives are fully appreciated. In order to accomplish these goals, we have for many years engaged in a proactive investor relations approach. Our 2020 investor engagement plan evolved given the reduction in travel due to the pandemic, but engagement levels remained robust. Particular efforts were made to communicate with respect to our pandemic responses activities and the initiation of the strategic review, with our Board Chairman participating in conference calls on both topics.

During 2020, management participated in five non-deal road shows, ten investor conferences, one facility tour with investors and over 200 investor interactions. These meetings serve to update our existing stockholders and potential new investors on our business and progress toward long-term growth initiatives and value creation strategies. They also provide a forum for our stockholders to express their views on a variety of topics, including our compensation programs, say-on-pay votes, and corporate governance. As an example, through this engagement process during 2017 and 2018, several investors expressed the importance to alignment of interests between stockholders and management of a total stockholder return ("TSR") metric for performance-based equity compensation programs. In light of this feedback, our management recommended this change to our Compensation Committee. In response, the Compensation Committee and its independent advisors reviewed the re-introduction of a relative TSR performance metric in performance-based equity awards beginning in 2018 this metric was included as a performance variable for awards to our officers.

Board Performance Evaluation

Each year the Board conducts an evaluation of its performance. The evaluation format is established by the Nominating and Governance Committee. For each of the past five years, we conducted individual interviews with each director through independent counsel. In these active interviews, comments were solicited with respect to the full Board and any committee on which each director served, as well as director performance and Board dynamics. The focus of inquiry related to the larger questions of how the Board can improve its key functions of overseeing personnel development, financial performance, other major issues of strategy, risk, integrity, reputation and governance. In particular, for both the Board and the relevant committee, the process solicited ideas from directors on the following:
•ongoing improvements to prioritization discussion and critical oversight of issues;
•assessing the quality of written and oral presentations from management and recommendations for future reports or presentations to the Board and/or committees;
•improving the quality and critical oversight of Board or committee discussions on key matters;
•assessing the effectiveness of how specific issues and risks in the past year had been handled;
•identifying specific issues and risks that should be discussed in the future; and
•identifying any other matter of importance to Board functioning and effectiveness.

Following the 2021 interviews, the Nominating and Governance Committee discussed the findings of the interviews with independent outside counsel, and the Chair of the Nominating and Governance Committee led an extended discussion with the directors on the results and recommendations at the March 2021 meeting of the full Board.

Director Stock Ownership Guidelines
Our Board believes it is important for all of our directors to acquire and maintain a significant equity ownership position in our Company. Accordingly, we have established stock ownership guidelines for our directors in order to specifically identify and align the interests of our directors with our stockholders. For 2020, our director ownership guidelines included target ownership levels of $425,000, representing five times the annual cash retainer fee to be paid to directors, and a requirement that any sales must be for no more than 50% of existing holdings unless and until such ownership guideline is met. Directors are given five years to reach their target ownership levels and credit is given for unvested restricted stock holdings toward individual targets.

Majority Voting Policy
Effective as of December 2, 2019, our Amended and Restated Bylaws include a Majority Voting Policy, which provides that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall not be re-elected and must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. If an incumbent director who is standing for re-election does not receive a majority of the votes cast, the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who fails to receive a majority vote will not participate in the Nominating and Governance Committee’s recommendation or the Board’s decision.

Policies Regarding Hedging
In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, it is our policy that our employees, including our officers and directors, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock. Also, we prohibit trading by employees, officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock.

Securities Pledging Policy
In response to the concerns expressed by one of the proxy advisory services, in 2015 our Board of Directors requested that the Nominating and Governance Committee examine the risk associated with the pledge of our common stock by our directors and officers and consider adopting a policy that mitigates any such risks to appropriately protect stockholder interests.
As a result, following an extensive analysis by the Nominating and Governance Committee, the Board of Directors adopted a new stock pledge policy with the following elements, which in its business judgment provides appropriate protections of stockholder interests:
•As a general rule, pledging of Covanta shares is not permitted without the prior approval of the Audit Committee;
•For shares held in brokerage accounts, margin loans using Covanta common stock as collateral are prohibited;
•A safe harbor is provided, permitting pledges if certain structural parameters are included in the pledge/loan arrangements that would both limit amounts pledged, and mitigate risk of a forced sale as a result of a decline in the market price of Covanta common stock, specifically:
◦No more than 40% of the total value of the stock collateral pledged in any arrangement may be in Covanta common stock (calculated at the time of pledge), to ensure diversification of collateral;
◦All loans must be compliant with the requirements of Federal Reserve Regulation U, limiting the amount of any such loan to a maximum 50% of the value of collateral, as measured at the time of borrowing;
◦Loan and pledge arrangements cannot contain provisions requiring automatic or forced sales, prior to notice and a cure period of not less than three business days between when specific loan-to-value thresholds are exceeded and when lenders have the right to exercise remedies under the pledge arrangement; and
◦The policy is applicable to all directors and officers.
All directors and executive officers currently are in compliance with this policy.

Policies on Business Conduct and Ethics
We have a Code of Conduct and Ethics for Senior Financial Officers and a Policy of Business Conduct for all other employees and directors. The Code of Conduct and Ethics applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller or persons performing similar functions. The Policy of Business Conduct applies to all of our, and our subsidiaries', directors, officers and employees. Both the Code of Conduct and Ethics and the Policy of Business Conduct are available on our website at www.covanta.com and copies may be obtained by writing to our Vice President of Investor Relations at our principal executive offices.

Management Succession Planning
The Compensation Committee and Nominating and Governance Committee and our Chief Executive Officer maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. The succession planning process includes all senior management positions. A comprehensive review of executive talent, including, from time to time, assessments by an independent consulting firm, determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities. This includes a multi-level "deep-dive" review by the Compensation Committee of all senior management positions. In addition, the Chief Executive Officer makes a formal succession planning presentation to the Board in executive session annually. While directed by the Compensation and Nominating and Governance Committees, succession planning is a responsibility of the entire Board and all members participate.

Separation of the Roles of Chairman and Chief Executive Officer
    Since 2004, the Company has maintained a separation of the roles of Chairman and Chief Executive Officer. The Chairman has held the role of overseeing the Board and working with and providing guidance to the Chief Executive Officer on our overall strategic objectives and risk management. We also have designated Mr. Silberman as Lead Director (i) to engage and coordinate with the Chief Executive Officer on an ongoing basis on strategic or other matters where the Chairman has requested the Lead Director's involvement, and/or (ii) to lead the Board where the Chairman may have a conflict of interest with respect to a specific matter. Mr. Silberman has also been appointed as the Chair of the newly-formed Executive Committee of the Board. In addition to being the primary liaison with the Chairman and the Board, the Chief Executive Officer's role is to directly oversee the day-to-day operations of the Company, lead and manage the senior management of the Company and implement the strategic plans, risk management and policies of the Company. The Chairman, Lead Director and Chief Executive Officer work closely together to ensure that critical information flows to the full Board, that discussions and debate of key business issues are fostered and afforded adequate time and consideration, that consensus on important matters is reached and decisions, delegation of authority and actions are taken in such a manner as to enhance our businesses and functions. While the Board believes that the separation of these two roles currently best serves the Company and its stockholders, it recognizes that combining these roles may be appropriate in the future if circumstances change.

Executive Sessions of Independent Directors
The independent directors of the Board and each standing committee meet regularly in executive session without our management present. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication in the same manner as described below in “Communications with the Board.”

Communications with the Board
Stockholders and other interested parties can send communications to one or more members of the Board by writing to the Board or to specific directors or group of directors at the following address: Covanta Holding Corporation Board of Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board.

Director Skills/Areas of Expertise
Our Board of Directors is comprised of individuals who bring a variety of expertise and experience that are germane to our business and support management’s strategic plans to create additional value for our stockholders. The matrix below identifies, at a high-level, our directors’ areas of expertise and experience that benefit our business and reflect the long-development cycles and complex nature of ongoing capital investment in our business.

Name	Business Strategy	Finance and Capital Markets	Governance	Accounting	Markets; Waste, Energy, Metals	International Business	Safety and Environment	Public Policy	Operations
Zell	X	X	X	X	X	X		X
Barse	X	X	X	X		X
Broglio					X	X	X		X
Bynoe	X	X	X			X		X
Fisher			X				X	X	X
Holsten	X	X	X	X	X	X	X		X
Michaelson	X	X		X	X	X	X		X
Pletka	X					X		X
Ranger	X	X	X	X	X	X		X
Silberman	X	X	X	X	X	X		X
Smith	X	X	X	X

Director Independence
The Corporate Governance Guidelines require that a majority of the Board qualifies as independent within the meaning of the independence standards of the New York Stock Exchange. The applicable standards of independence for the Board are attached to our Corporate Governance Guidelines and are referred to as the “Independence Standards.” These Independence Standards contain categorical standards that are currently used to provide assistance in the review by the Board of all facts and circumstances in making determinations of director independence required by New York Stock Exchange listing standards.

During the Board's annual review of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, their organizational affiliations or any member of their immediate family, on the one hand, and us and our executive management, on the other hand. As provided in the Independence Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the following directors nominated for re-election are independent of us and our management under the criteria set forth in the Independence Standards: David M. Barse, Ronald J. Broglio, Peter C.B. Bynoe, Linda J. Fisher, Joseph M. Holsten, Danielle Pletka, Robert S. Silberman, Jean Smith and Samuel Zell, and that none of these directors had relationships with us except those that the Board has determined to be immaterial as set forth in the Independence Standards. Upon their respective appointments as executive officers of the Company, Messrs. Michaelson and Ranger were no longer determined to be independent. In making these determinations, the Board considered that, in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which one or more of our directors are or have been officers. In each case, the amounts paid to these companies in each of the last three years did not exceed the applicable thresholds set forth in the Independence Standards or the nature of the relationships with these companies did not otherwise affect the independent judgment of any of such directors. The Board also considered charitable contributions to not-for-profit organizations of which directors or their immediate family members are affiliated, none of which exceeded the applicable thresholds set forth in the Independence Standards. Set forth below is the analysis that the Board engaged in with respect to independence determinations for Messrs. Zell, Barse, Bynoe and Silberman. None of the other independent directors had relationships with us.

Mr. Zell is currently the non-executive Chairman of the Board of the Company. Mr. Zell is currently the Chairman of the Equity Group Investments, (“EGI"), the private firm he founded more than 50 years ago and an officer of SZ Investments L.L.C., referred to as “SZ Investments,” and EGI-Fund (05-07) Investors, L.L.C., referred to as “EGI-Fund (05-07),” a group of affiliated companies. SZ Investments and EGI-Fund (05-07) are, collectively, the holders of approximately 9.8% of our common stock as of February 15, 2020, as described under “Equity Ownership of Certain Beneficial Owners.” In reviewing the independence of Mr. Zell, the Board noted that although Mr. Zell was our President and Chief Executive Officer from July 2002 until April 2004, such prior service as our executive officer occurred nearly 15 years ago (well beyond any applicable look back period) and since that time, Mr. Zell's involvement with the Company has been solely in his capacity as a director and the nature and size of the business of the Company has been transformed. Thus, in his current role as non-executive Chairman of the Board, Mr. Zell does not oversee any of his former reports nor has his prior position affected his rigorous independent and objective oversight of management or promotion of management's accountability to the Company's stockholders. Mr. Zell, who was compensated as non-executive Chairman of the Board at a rate of $600,000 ($150,000 in cash and $450,000 in shares of restricted stock) in 2020 (not adjusted for the temporary reduction in cash retainers relating to COVID-19 cost reductions) for serving as the non-executive Chairman of the Board, was not among the five most highly paid individuals at the Company in 2019, nor will he be so in 2020. The Board noted Mr. Zell's substantial reported net worth, such that the compensation received from the Company for serving as the non-executive Chairman of the Board has not and does not appear to hinder Mr. Zell's independence from management or impair his rigorous independent judgment. As discussed in more detail below, the Board also noted that certain directors, including Mr. Zell, have direct and indirect relationships with entities with other directors of the Company, including Mr. Bynoe and Mr. Silberman; however, the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. Mr. Zell's roles at EGI, SZ Investments, and EGI-Fund (05-07) neither imply a conflict of interest nor appear to interfere with Mr. Zell's independent judgment, and his influence and active involvement as a member of the Company's Board of Directors on strategy and the direction of the Company's business has been aligned with the interests of the Company's stockholders. Finally, the Board noted the absence of any payments made by us to EGI, SZ Investments, EGI-Fund (05-07) or their affiliates within the past five years (not including any dividends paid on shares of our common stock payable to all stockholders). After considering all relevant factors, the Board determined that these relationships do not interfere with Mr. Zell's independent judgment as a director. Therefore, the Board concluded that Mr. Zell qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

Mr. Bynoe is Senior Advisor to DLA Piper LLP (US) and served as a Managing Director at EGI through December, 2019. Mr. Bynoe also serves on the board of directors of Ardent Health Services, "referred to as "Ardent" a privately-held health care service provider controlled by EGI and other affiliates of Chai Trust. However, the Board considered these relationships and determined that they do not interfere with Mr. Bynoe’s, or Mr. Zell’s independent and objective oversight of the Company’s management and their independent judgment as directors.

The Board concluded that none of these relationships interfered or affected Mr. Bynoe’s rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director, and therefore that Mr. Bynoe qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

Mr. Silberman is the Executive Chairman of the Board of Directors of Strategic Education, Inc. Mr. Silberman is also an Advisor to EGI. Mr. Silberman is also the non-executive Chairman of Par Pacific Holdings, Inc., referred to as "Par Pacific", a publicly-held energy and infrastructure company in which entities affiliated with Chai Trust own approximately 24% of the outstanding equity. As discussed in more detail above, the Board also noted that certain directors, including Mr. Zell and Mr. Bynoe have direct and indirect relationships with entities with other directors of the Company; however, the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. The Board reviewed the independence of Mr. Silberman. In particular, the Board noted the absence of any payments made by us to EGI, SZ Investments, EGI-Fund (05-07) or their affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders) or to Par Pacific, Mr. Silberman’s limited role in EGI and his continuing employment as Executive Chairman of Strategic Education. The Board determined that these relationships do not interfere with Mr. Silberman's rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

One other factor that the Board took into consideration is the overlapping relationship among three of the director nominees including Mr. Zell. As described above, Mr. Zell is Chairman of EGI and an officer of SZ Investments and EGI-Fund (05-07). Mr. Bynoe was a Managing Director of EGI through December, 2019, a director of Ardent, and Mr. Silberman is an Advisor of EGI and a director of Par Pacific. However, the fact of these direct and indirect relationships among three of the directors of the Company does not by itself impair the independence of any of the Company’s directors. The focus of the analysis under the New York Stock Exchange listing standards is whether the directors are independent from the Company’s management, and whether the relationships discussed above actually interfere with the exercise of independent judgment regarding the Company by Messrs. Zell, Bynoe and Silberman. The Board is aware of no evidence to suggest that the affiliations described above have affected the rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders by Messrs. Zell, Bynoe or Silberman.

Mr. Barse was our President and Chief Operating Officer from July 1996 until July 2002. The Board noted that such prior service as our executive officer concluded more than 18 years ago, before the acquisition of our WtE business and well beyond any applicable look back period, and does not interfere with his exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Barse qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

COMPENSATION OF THE BOARD
Our non-employee directors receive compensation in the form of (i) equity awards of restricted stock or, at the director's election, restricted stock units, at the Annual Meeting of Stockholders at which directors are elected, and (ii) fees that are paid in cash, or, at the director's election, restricted stock units, on a quarterly basis. Restricted stock units allow directors to defer their equity awards until a future date specified by each director, at which time they are convertible into the same number of shares of our common stock. Directors who may be appointed at a date other than the Annual Meeting are entitled to receive a pro rata portion of the annual director compensation.

2020 Compensation of the Board
The compensation payable to each non-employee director in 2020 (prior to the voluntary reduction in cash retainers in response to the COVID-19 pandemic) was as follows:
•non-employee directors received an annual equity award equal to $110,000 in restricted stock or, upon election, restricted stock units, which will vest in full on the earlier of the next annual meeting of stockholders or the first anniversary of such award;
•the Chairman of the Board received an annual equity award equal to $450,000 in restricted stock or, upon election, restricted stock units, which will vest in full on the earlier of the next annual meeting of stockholders or the first anniversary of such award;
•non-employee directors received an annual cash retainer of $85,000;
•the Chairman of the Board received an annual cash retainer fee of $150,000;
•the lead independent director received an additional cash retainer fee of $55,000;
•annual cash fees paid to committee chairs were as follows: Audit Committee ($15,000), and all other committees ($10,000);
•no fees for individual meeting; and
•all directors were entitled to elect to receive fees (annual cash retainer and/or chair fees) in the form of restricted stock units in lieu of cash, with deferred conversion to shares of our common stock to a specified future date no later than such director’s termination of service on our Board.

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2020 and reflecting a temporary voluntary reduction of each directors cash retainers in 2020 as part of Company-wide cost reduction measures implemented in connection with the onset of the COVID-19 pandemic.

Name	Fees Earned ($)		Stock Awards (2) ($)	Total ($)
David M. Barse	$80,750	(1)	$110,003	$190,753
Ronald J. Broglio	$72,250		$110,003	$182,253
Peter C.B. Bynoe	$72,250		$110,003	$182,253
Linda J. Fisher	$72,250		$110,003	$182,253
Joseph M. Holsten	$83,250	(1)	$110,003	$193,253
Owen Michaelson	$72,250		$110,003	$182,253
Danielle Pletka	$72,250		$110,003	$182,253
Michael W. Ranger (3)	$68,334	(1)	$110,003	$178,337
Robert S. Silberman	$127,500		$110,003	$237,503
Jean Smith	$80,750		$110,003	$190,753
Samuel Zell	$127,500	(1)	$450,002	$577,502

(1)All or a portion of fees paid to Directors at their election in the form of restricted stock units in lieu of cash fees, with deferred conversion to shares of our common stock to a specified future date no later than such director’s termination of service on our Board.
(2)On May 14, 2020 each non-employee director received an award of either 13,080 shares of restricted stock or, at their election an equivalent number of restricted stock units, with deferred conversion to shares of our common stock to a specified future date no later than such director’s termination of service on our Board. Mr. Zell received 53,508 shares for serving as Chairman of the Board. These shares had a grant date fair value of $8.41 per share, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The grant date fair value is computed using the closing price of shares on the grant date. For a discussion of valuation assumptions, see Note 7. “Stock-Based Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(3)Mr. Ranger ceased to be paid any compensation as a director following his appointment as President and Chief Executive Officer effective October 29,2020. His executive compensation is set forth below under “Executive Compensation – Summary Compensation Table”.

2021 Compensation of the Board
In 2021, as part of its obligation to review director compensation under its charter, the Nominating and Governance Committee, along with the Compensation Committee, engaged the Compensation Committee’s independent compensation consultants and independent legal counsel to examine the amount and composition of annual non-employee director compensation, taking into account (i) continuing changes in market best practices in the form and amount of annual compensation and (ii) practices within, and median compensation payable to, non-employee directors in our customized peer group in 2021. The Compensation Committee determined not to make any changes in the compensation payable to non-employee directors.

The Compensation Committee also examined the compensation payable to Mr. Zell in consideration for his employment as Chairman of the Board, noting that Mr. Zell provides invaluable contributions to the Company given his unique leadership capabilities along with his extraordinary business experience, including the following:
•Mr. Zell is a globally recognized expert on public and private capital markets;
•Mr. Zell has a distinctive skill set based on more than fifty years of business experience, including exceptional financial acumen, extensive investment and management experience, and wide-ranging business and strategic expertise, which will bring unique guidance and direction in the broad strategic review of our businesses recently undertaken to explore all options to enhance stockholder value, including assessing plans for each of our business lines and geographies;
•Mr. Zell brings to the Company well-recognized brand value and a distinguished reputation;
•Mr. Zell has valuable and unequaled industry and community relationships, stature and contacts. His reputation, relationships and industry experience bring the Company selective opportunities to which we might not otherwise have access;
•Mr. Zell has an exceptional track record and reputation for successfully leading companies with a focus on corporate governance and proper alignment of management and stockholder interests, including his role in successfully building and transforming many publicly-held companies, including our Company with the financing and acquisition of Covanta Energy Corporation out of bankruptcy and then acquiring American Ref-Fuel and creating in the process one of the leading waste-to-energy companies in the world;
•Mr. Zell’s insight plays an integral role in the Company’s making of decisions in the best interests of our stockholders and in aligning the interests of our stockholders with management; and
•Mr. Zell has regular interaction with the Company’s Chief Executive Officer regarding strategy, balance sheet management and other high-level matters, and he will continue to play an instrumental role with the Company, including his attendance at meetings with investors at the Company’s request.

The Compensation Committee also noted that Mr. Zell has elected annually to receive his annual fee compensation in the form of restricted stock units in lieu of cash, such that all of his compensation for serving as Chairman of the Board is in the form of equity, fully aligning his interests with our stockholders.

The Compensation Committee concluded that such competitive positioning was appropriate and warranted given Mr. Zell’s unique and invaluable contributions to the Company, which we believe exceed those of a typical non-executive Chairman.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board is currently comprised of eleven directors. The Board, at the recommendation of the Nominating and Governance Committee, has nominated each of the following eleven individuals to serve as a director for a term of one year:
David M. Barse
Ronald J. Broglio
Peter C.B. Bynoe
Linda J. Fisher
Joseph M. Holsten
Owen Michaelson
Danielle Pletka
Michael W. Ranger
Robert S. Silberman
Jean Smith
Samuel Zell
Each of the nominees, currently serves as a member of the Board for a one-year term expiring at the next Annual Meeting. If elected at this year's Annual Meeting, each nominee will serve until the date of next year's Annual Meeting or until his or her successor has been elected and qualified. Each nominee provides a depth of knowledge, experience and diversity of perspective to facilitate meaningful participation and, through service on the Board, satisfy the needs of the Company and its stockholders.
Each nominee has consented to serve as a member of the Board if re-elected for another term. Nevertheless, if any nominee becomes unable to stand for election (which is not anticipated by the Board), each proxy will be voted for a substitute designated by the Board or, if no substitute is designated by the Board prior to or at the Annual Meeting, the Board will act to reduce the membership of the Board to the number of individuals nominated.
There is no family relationship between any nominee and any other nominee or any executive officer of ours. The information set forth below concerning the nominees has been furnished to us by the nominees.
The Board recommends that you vote “FOR” the election of each of the above named nominees to the Board. Proxies solicited by the Board will be voted “FOR” the election of each of the nominees named above unless instructions to the contrary are given.

Our Directors

David M. Barse has served as a director since 1996 and is a member of the newly-formed Executive Committee and a member of the Audit Committee. Mr. Barse was previously Chair of the Finance Committee through its disbandment effective January 1, 2021. Mr. Barse founded and is the Chief Executive Officer of XOUT Capital LLC, an index company related to the Asset Management Industry based in Harrison, NY. Mr. Barse is also the founder and Chief Investment Officer of DMB Holdings, LLC, a private family office with a diverse investment portfolio. Until December 2015, Mr. Barse served as Chief Executive Officer of Third Avenue Management LLC, ("Third Avenue"), an investment adviser to mutual funds, private funds, solo-advised funds and separately managed accounts, since June 2003 and previously served as President of Third Avenue from February 1998 until September 2012. Mr. Barse also presently serves as a Trustee of Brooklyn Law School and is Chairman of the Board of Directors of City Parks Foundation and Board Member of the Big Apple Gold Chapter of the Young Presidents' Organization.
The Board and management benefit from Mr. Barse's knowledge of finance and financial and trading markets, as well as his institutional knowledge of the Company's businesses, dating back to Danielson Holding Corporation's original investment in Covanta Energy, and his prior role as Danielson's President and Chief Operating Officer. Mr. Barse served as our President and Chief Operating Officer from July 1996 until July 2002. Mr. Barse's legal background and experience in growth strategy execution and investing in companies in a range of sectors, provide a direct benefit to the Board and our stockholders. Mr. Barse is 58 years old.

Ronald J. Broglio has served as a director since October 2004 and is a member of the Compensation Committee and the Nominating and Governance Committee. He served previously as a member of the Supply Chain and Construction Committee through its disbandment effective January 1, 2021. Mr. Broglio has been the President of RJB Associates, a consulting firm specializing in energy and environmental solutions, since 1996. Mr. Broglio was Managing Director of Waste to Energy for Waste Management International Ltd. from 1991 to 1996. Prior to joining Waste Management, Mr. Broglio held a number of positions with Wheelabrator Environmental Systems Inc. from 1980 through 1990, including Managing Director, Senior Vice President - Engineering, Construction & Operations and Vice President of Engineering & Construction. Mr. Broglio served as Manager of Staff Engineering and as a staff engineer for Rust Engineering Company from 1970 through 1980.
Mr. Broglio has more than 46 years of experience in the waste and waste-to-energy industries, and has an in-depth technical knowledge of combustion systems, complementary and new technologies relating to both waste materials management and energy production, and the engineering associated with our business. In these areas, as well as his management experience in the waste and waste-to-energy sectors both in the Americas and in Europe, he provides valuable insight to management and the Board. Mr. Broglio is 80 years old.

Peter C.B. Bynoe has served as a director since July 2004 and is Chair of the Nominating and Governance Committee effective January 1, 2021 and a member of the Compensation Committee. In January 2020, Mr. Bynoe rejoined DLA Piper LLP (US) as Senior Advisor. Mr. Bynoe was a Partner in the firm from 1995 to December 2007. He was Senior Counsel to the firm from January 2008 to December 2016. From October 2014 to December 2019 Mr. Bynoe was a Managing Director at EGI. Mr. Bynoe has been a principal of Telemat Ltd., a consulting and project management firm since 1982. Mr. Bynoe has been a director of Frontier Communications Corporation (formerly known as Citizens Communication Corporation), a telephone, television and internet service provider, since 2007, a director of Ardent Health Services, a provider of health care services since August 2015. Mr. Bynoe served as a director of Real Industry, a diversified business and financial services enterprise from July 2013 until May 2018. From September 2013 to October 2014, he served as Chief Executive Officer of Rewards Network Inc., a provider of credit card loyalty and rewards programs. Mr. Bynoe was formerly a director of Rewards Network Inc. From February 2009 until September 2013, Mr. Bynoe was a partner and Chief Operating Officer at Loop Capital Markets, LLC, a full-service investment banking firm based in Chicago and Managing Director from February 2008 to August 2013.
The Board benefits from Mr. Bynoe's extensive legal and financial expertise, his background in complex public infrastructure projects, and his extensive knowledge of public policy issues. Mr. Bynoe's service as a board member for other public and private companies also enables him to provide valuable insight and perspective on compensation and governance matters. Mr. Bynoe is 69 years old.

Linda J. Fisher has served as a director since December 2007 and is a member of the Audit Committee and the Nominating and Governance Committee effective January 1, 2021. Ms. Fisher was previously a member of the Supply Chain and Construction Committee through its disbandment effective January 1, 2021. Ms. Fisher served as Vice President, Safety, Health and Environment and Chief Sustainability Officer at E.I. du Pont de Nemours and Company (“DuPont”) from 2004 until her retirement in 2016. Prior to joining DuPont, Ms. Fisher was Deputy Administrator of the United States Environmental Protection Agency. Ms. Fisher has served on the boards of several environmental and conservation organizations. She is also a member of the Board of Directors of the S.C. Johnson Company, a privately held consumer goods company.
Ms. Fisher's background at the United States Environmental Protection Agency, where she held senior regulatory policy positions, provided to management and the Board valuable insight into the regulatory and policy developments affecting the Company's business and setting future strategy. Ms. Fisher's experiences as Chief Sustainability Officer at DuPont bring a breadth and depth of knowledge in matters relating to management of workplace safety and environmental compliance and performance for a public company, as well as add to the Board's breadth and further enhance our ability to improve and build upon the Clean World Initiative. Ms. Fisher is 68 years old.

Joseph M. Holsten has served as a director since May 2009. Mr. Holsten is Chair of the Audit Committee. He was previously Chair of the Supply Chain and Construction Committee and a member of the Finance Committee through their respective disbandment effective January 1, 2021. Since November 2011, Mr. Holsten has been Chairman of the Board of LKQ Corporation (“LKQ”), the largest provider in the U.S. of aftermarket, recycled and refurbished collision replacement parts and accessories, and a leading provider of new automotive aftermarket products in the United Kingdom, Germany, the Benelux countries, Italy, Switzerland, the Czech Republic and several other Central European states. He has been a member of the Board of Directors of LKQ since February 1999. Mr. Holsten was the President and Chief Executive Officer of LKQ from November 1998 until January 2011 when he became Co-Chief Executive Officer as part of his transition to retirement. He retired from his position of Co-Chief Executive Officer in January 2012. Prior to joining LKQ, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc. Mr. Holsten also serves as a Director to Mekonomen, a public company in Stockholm that sells and distributes new automotive after market products in Sweden, Norway, Denmark, Poland and Finland.
Mr. Holsten's operating and strategic experience in the waste industry, in both domestic and international markets, combined with his knowledge of global commodities markets, provides the Board with valuable insight and perspective on industry specific issues. In addition, as a recent chief executive officer and executive chairman of a public company, Mr. Holsten brings valuable perspective to management on a range of issues, as well as a deep financial expertise and understanding. Mr. Holsten is 68 years old

Owen Michaelson has served as a director of the Company since September 2018. As of January 1, 2021, Mr. Michaelson was appointed as President of Covanta Europe Investments Limited (Covanta Europe) Mr. Michaelson was previously a member of the Finance Committee and Supply Chain and Construction Committee. Mr. Michaelson served as chief executive officer of the Harworth Group PLC, one of the leading land and property regeneration companies in the United Kingdom from August 2010 until December 2020. He has more than 25 years of experience in infrastructure development and investment, energy generation and waste management, having held executive roles at the Peel Group, Black Country Properties and Viridor.
Mr. Michaelson's experience in project development, waste management and planning activities, as well as his expertise in investing in capital intensive businesses in the United Kingdom bring valuable perspectives to the Board and to our strategy to execute on opportunities in this market which is important to our growth strategy. Mr. Michaelson is 54 years old.

Danielle Pletka Danielle Pletka was appointed to the Board in September 2016 and is a member of the Nominating and Governance Committee and the Compensation Committee. Ms. Pletka is a senior fellow at the American Enterprise Institute (“AEI”). Until January 2020, she served as senior vice president of foreign and defense policy studies at AEI, a leading public policy research organization. Prior to joining AEI, between 1992 and 2002, she served as a senior professional staff member for the United States Senate Committee on Foreign Relations where she specialized in the Near East and South Asia.
       Ms. Pletka has extensive experience in international affairs and markets, and in the political climates in many countries. As we seek to expand our business in international markets where opportunities exist, Ms. Pletka's experience, and strategic insights into new markets and the related political climate and outlook in those markets, provide valuable perspective to the Board and management. Ms. Pletka is 57 years old.

       Michael W. Ranger has served as our President and Chief Executive Officer and a Member of the Board since October 29, 2020. He was appointed to the Board in September of 2016 and previously served as Chair of the Audit Committee and a member of the Finance Committee until his appointment as our President and Chief Executive Officer on October 29, 2020. Mr. Ranger is a member of the newly-formed Executive Committee. Mr. Ranger was co-founder and senior managing director of Diamond Castle Holdings, LLC, a private equity investment firm focusing on energy and power, healthcare, financial services and other diversified industries. Before founding Diamond Castle Holdings, he was co-chairman of DLJ Global Energy Partners. Previously, he was an investment banker in the energy and power sector for 20 years, most recently as head of the Domestic Power Group at Credit-Suisse First Boston and prior to that as group head of Global Energy & Power at DLJ. Before joining DLJ, he was a senior vice president in the Energy & Utility Group at Drexel Burnham Lambert and was a member of the Utility Banking Group at Bankers Trust. Mr. Ranger is a former member of the board of directors of TXU Corp. (Dallas), American Ref-Fuel, Inc., Catamount Energy Corporation, Boston Media Group and Beacon Behavioral Health. He is currently lead independent director on the board at Consolidated Edison, Inc., where he also serves as the Chair of the Corporate Governance and Nominating Committee. He is Chairman of the Board of Trustees of St. Lawrence University, former Chairman of the Board of The Seeing Eye, Inc., former President of the board of Morristown-Beard School and former Co-Chair of the board of Life Camp, Inc.
     Mr. Ranger's extensive experience in investment and finance, including board positions at both public and private companies in the waste-to-energy and broader energy sectors, bring valuable insight and perspective to the Board and management with respect to growth strategies, energy markets, and governance. Mr. Ranger is 62 years old.

       Robert S. Silberman is Lead Director of the Company and has served as a director since 2004. Mr. Silberman is Chair of the newly-formed Executive Committee and served previously as Chair of the Nominating and Governance Committee. Since 2013, Mr. Silberman has been Executive Chairman of the Board of Directors of Strategic Education, Inc. From 1995 to 2000, Mr Silberman held senior positions including President and Chief Operating Officer at CalEnergy Company, Inc., an independent energy producer. During the administration of President George H.W. Bush, Mr. Silberman held senior positions within the U.S. Department of Defense, including as the Assistant Secretary of the Army. Mr. Silberman is currently Advisor at EGI, and also serves as non-executive Chairman of Par Pacific Holdings, Inc. Mr. Silberman is a member of the Council on Foreign Relations.
       Mr. Silberman's position as a current executive chairman and formerly as a long tenured chief executive officer and board member of public companies, coupled with his financial background in investing in and growing energy and project development businesses, and his experience at senior positions in the public sector, combine to provide valuable insight and perspective to both the Board and management. Mr. Silberman is 62 years old.

Jean Smith has served as a director since December 2003 and is Chair of the Compensation Committee and a member of the Audit Committee. Ms. Smith is currently Chief Executive Officer of West Knoll Collection, LLC, a custom home furnishings company. From 2009 to 2013, Ms. Smith was a Managing Director of Gordian Group, LLC, an independently owned investment bank. From 2006 through 2008, she served as Managing Director of Plainfield Asset Management LLC, an investment manager for institutions and high net worth individuals. Ms. Smith previously held the position of President of Sure Fit Inc., a home textiles company, from 2004 to 2006. Ms. Smith has more than 30 years of investment and international banking experience, having previously held the position of Managing Director of Corporate Finance for U.S. Bancorp Libra and senior positions with Bankers Trust Company, Citicorp Investment Bank, Security Pacific Merchant Bank and UBS Securities.
Ms. Smith brings a range of extensive and diverse financial and business experience to the Board, including in the areas of capital markets, investment management, and operations and business management in both domestic and international markets. Ms. Smith is 65 years old.

         Samuel Zell has served as our Chairman of the Board since September 2005, and had also previously served as a director from 1999 to 2004, as our President and Chief Executive Officer from July 2002 to April 2004 and as our Chairman of the Board from July 2002 to October 2004. Mr. Zell is a member of the newly-formed Executive Committee. Mr. Zell's one-year term as our Chairman and as a director will expire at the next Annual Meeting. Mr. Zell is the Chairman of Equity Group Investments, the private investment firm he founded more than 50 years ago. He also chairs four other companies listed on the New York Stock Exchange: Equity Residential, a leading apartment REIT in the country; Equity LifeStyle Properties, a manufactured home community and resort REIT; Equity Commonwealth, an office REIT, and Equity Distribution Acquisition Corp., a special purpose acquisition company listed on the NYSE.
       Mr. Zell previously served as the Chairman of the Board of Anixter International Inc., a leading global provider of communications, security, and wire and cable products until June 2020. He also served as the Chairman of Equity Office Properties Trust, an equity REIT that owned and operated office buildings, and was the company's Interim President from April 2002 until November 2002 and was its Interim Chief Executive Officer from April 2002 until April 2003. Mr. Zell also previously served as Chairman of the Board of Rewards Network Inc., a dining rewards company and Blackstone Mortgage Trust, Inc. (f/k/a Capital Trust, Inc.), a specialized finance company.
    Mr. Zell's financial sophistication, extensive investment and management experience in domestic and global markets, dynamic business and strategic expertise and vast network significantly augment the Board in substantially every aspect of its functionality and provide invaluable insight to management. Mr. Zell is 79 years old.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021, subject to ratification of the appointment by our stockholders. During the 2020 fiscal year, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and audit-related services. We have been advised by Ernst & Young LLP that neither it nor any of its members has any direct or indirect financial interest in us.
Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and the Audit Committee will reconsider the appointment. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement.
The Audit Committee recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year. Proxies solicited by the Board will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm unless instructions to the contrary are given.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an annual and non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. At our last annual meeting, approximately 94% of votes cast by our stockholders voted “FOR” an advisory vote approving the compensation of our named executive officers.
As described in detail under “Executive Compensation - Compensation Discussion and Analysis” below, the objective of compensation arrangements with our named executive officers is to motivate and reward them for creating long-term stockholder value by effectively operating our existing business and executing our strategic growth initiatives. Our compensation programs are broad-based and do not include either tax reimbursements or perquisites for our executive officers. The compensation structure for named executive officers was designed to ensure that a significant portion of compensation opportunities are “at risk” and directly related to performance metrics reflecting alignment with stockholder value creation, while also rewarding operating performance and financial performance. At the same time, these incentives incorporate structural limits to prevent excessive leverage and risk-taking.
We believe that our executive compensation program reflects our performance and aligns the pay of our executive officers, including our named executive officers, with the long-term interests of our stockholders. We have consistently maintained a pay-for-performance philosophy where operational performance, as reflected in our Adjusted EBITDA, Free Cash Flow per share, and total stockholder return (“TSR”) must be demonstrated in order for compensation to be realized.
Our philosophy and purpose is to align the interests of our stockholders and management, pay for performance, and retain our officers and employees. As a result our equity awards to executive officers are allocated 60% to performance shares and 40% to time-based restricted stock units.
Fifty percent of our performance-based equity awards are based upon cumulative Free Cash Flow per share tied to internal operating goals and 50% are based upon external TSR metrics comparing our TSR performance relative to the companies in our peer group which are also used for benchmarking senior executive compensation levels. The methodology that we applied in developing our customized peer group and its constituent companies is described below in the Compensation Committee’s Compensation Discussion and Analysis. Our Compensation Committee selected these metrics because they align with our compensation philosophy, our business strategy and incorporate feedback that we have received from our stockholders.
In October 2020, we announced the broad strategic review of our businesses to explore all options to enhance stockholder value, including assessing plans for each of our business lines and geographies and reflecting our belief that the value of our assets and potential was not fully reflected in our stock price. In connection with the announcement of the broad strategic review, we granted special equity awards to our named executive officers in the form of stock options so that the interests of our named executive officers were fully aligned with our stockholders such that they will realize value only if we are successful in enhancing value to our stockholders. Consistent with this view, upon his appointment as our new President and Chief Executive Officer, Michael Ranger accepted a compensation package of $1.00 in base salary and effectively put 100% of his compensation aligned with stockholders and “at risk” in the form of stock options.
Therefore, we believe that the long-term incentive compensation opportunities awarded to our named executive officers continue to reflect our strong commitment to paying for performance while effectively aligning the interests and incentives of management and our stockholders.
In April 2020, we announced certain cost reduction efforts in light of the COVID-19 pandemic and the related impact on our business, including reductions in executive compensation. In particular, we announced that for a period of time while we analyzed the potential impact of the COVID-19 pandemic on our business and cash flows, payment of the Chief Executive Officer’s base salary was reduced by 50% and payment of the base salary of the executive leadership team, including our named executive officers, was reduced by 25%. These cost-reduction measures remained in place for approximately 12 weeks and were permanent and not subsequently converted into deferrals of compensation. In addition, we announced that we reduced the cash portion of compensation paid to our Chairman of the Board and non-employee directors by 60% from the amounts disclosed in our 2020 proxy statement, which reduction applied to the annual retainer fee and committee chair fees and remained in effect during the same time period as the management reductions discussed above and were permanent and not subsequently converted into deferrals of compensation.

Notwithstanding the initial impacts of, and limitations imposed by, the COVID-19 pandemic in 2020, we were able to maintain waste supplies and to continue operating our facilities while simultaneously achieving record safety and environmental performance. As a result of these efforts and cost-saving measures, our 2020 Adjusted EBITDA recovered to $424 million, within the Company’s initial full-year guidance to the market prior to its discontinuance and withdrawal upon the onset of the COVID-19 pandemic. Further, despite some disruption due to COVID-19, we successfully reached financial close on two new projects and continued construction of our new facilities in the United Kingdom. These projects will provide growth and long-term benefits to our stockholders. As described in more detail below in “Executive Compensation - Compensation Discussion and Analysis,” we:
•commenced a broad strategic review of our businesses to explore all options to enhance stockholder value, including assessing plans for each of our business lines and geographies and reflecting our belief that the value of our assets and potential was not fully reflected in our stock price;
•responded to the COVID-19 pandemic and implemented health and safety procedures and protocols to protect our employees and communities, while continuing to operate all of our facilities to maintain and provide vital waste disposal and processing services to communities in which we operate and to meet the needs of our municipal and commercial clients;
•implemented cost-reductions to address the uncertainty around the macroeconomic impacts of COVID-19 and to mitigate the financial impacts to our business, resulting in savings of approximately $24 million;
•maintained strong boiler availability of over 91%, in line with prior year performance which enabled waste processed near pre-pandemic levels including record production at seven facilities;
•improved realized tip fee pricing by 3% due to effective management of waste sources during the pandemic, improved pricing on new contracts and growth in higher margin profiled waste;
•achieved record environmental and safety performance, including reducing our total case incident rate to 0.73;
•continued executing on our strategic partnership with Green Investment Group (“GIG”), continuing construction on the Rookery project in Bedfordshire, England and the Earls Gate project in Grangemouth Scotland, and reaching financial close on the Newhurst project in Leicestershire, England, and the Protos project in Cheshire, England, bringing to four the number of WtE projects we now have currently under construction in the UK;
•reached agreements to extend and improve the terms of several long-term contracts and added new customers in key locations that provide long-term sources of reliable residential waste;
•opportunistically refinanced $400 million aggregate principal amount of our 5.875% senior notes due 2024 to reduce the interest rate to 5.0%, to extend out maturity to 2030 and to extend the maturity such that we have no senior notes maturing before 2025;
•refinanced $29.4 million of tax-exempt, long-term bonds with a 145 basis point reduction in average coupon while improving our senior secured credit ratio as the new bonds are unsecured obligations;
•diversified and expanded our liquidity resources by amending our accounts receivable securitization program to increase availability by an additional $20 million up to $120 million; and
•continued to expand our capabilities and client service offerings of our environmental services businesses in the United States and Canada through Covanta Environmental Services (“CES”), including expansions of our regulated medical and non-hazardous profiled waste businesses.
These actions not only resulted in strong financial performance as reflected in our Adjusted EBITDA despite operational and financial headwinds brought on by the pandemic impact and safety protocols, but also put the Company in a strong position for future growth and development. Accordingly, in order to compensate and reward our named executive officers for these strategic accomplishments for the benefit of all stockholders, we continued to maintain the target compensation opportunities of our named executive officers toward the market median with an emphasis on performance-based equity compensation arrangements, such that our named executive officers can earn more or less than their respective target compensation based upon our performance and their individual performance.

In deciding how to vote on this proposal, we urge our stockholders to read the section entitled “Executive Compensation - Compensation Discussion and Analysis” in this proxy statement, which describes in more detail our compensation objectives and elements of our executive compensation program, as well as the “Summary Compensation Table For The Year Ended December 31, 2020” and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is presented on an annual basis and is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee. However, we value the opinions expressed by our stockholders and the Board and the Compensation Committee will take the results of the vote into account in future compensation decisions.

We ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table For The Year Ended December 31, 2020 and the other related tables and disclosure.”

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be voted “FOR” the approval of the compensation of our named executive officers unless instructions to the contrary are given.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary and Overview
The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the compensation tables beginning on page 50. This CD&A details the decisions regarding our compensation programs and practices as they relate to our named executive officers, who in 2020 were as follows:
•Michael W. Ranger, President and Chief Executive Officer
•Bradford Helgeson, Executive Vice President and Chief Financial Officer
•Derek Veenhof, Executive Vice President and Chief Operating Officer
•Timothy J. Simpson, Executive Vice President and Chief Administrative Officer
•Thomas L. Kenyon, Executive Vice President, General Counsel and Secretary
•Stephen J. Jones, former President and Chief Executive Officer

Executive Summary
We are one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (“WtE”), as well as other waste disposal and renewable energy production businesses. Our mission is to provide sustainable waste and energy solutions. We seek to do this through a variety of service offerings. WtE serves two key markets as both a sustainable waste management solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions and is also considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service through sustainable practices. Maintaining our reputation and continuing to position ourselves for future success requires high-caliber talent to protect and grow our business in support of our goal of producing superior financial returns for our stockholders.
We designed our executive compensation program with the following goals:
•to align the interests of our stockholders and management by putting a significant portion of potential compensation “at risk” and tied to actual performance. Greater relative percentages of potential compensation are at risk for the most senior officers to reflect their levels of responsibility for our performance;
•to provide a market competitive and internally equitable compensation and benefits package that reflects individual and company performance, job responsibilities and the strategic value of our market position and reputation;
•to motivate and reward our senior management team for maintaining and creating long-term value by effectively operating our existing business and executing our strategic initiatives; and
•to ensure retention, engagement, and motivation of our senior management team as productive long-term employees, who lead our strategic initiatives, effectively manage our businesses and related risks and drive financial performance.
Many of our named executive officers have extensive experience in the waste management and process industries. As a result, our named executive officers are especially knowledgeable about our business and our industry and thus particularly valuable to us and our stockholders as we continue to navigate challenging and dynamic market, economic and regulatory environments.
As set forth in the charts below, a significant percentage of the total compensation opportunity in 2020 to our Chief Executive Officer(s) and the other named executive officers as a group was at risk and subject to the performance of the individual officer and the Company:

We continue to promote a “pay-for-performance” philosophy in compensation and our actions have been consistent with this philosophy. Over the last several years, this philosophy has tied realized compensation to performance and has, at times, resulted in zero, or reduced, realized compensation earned by our named executive officers, substantially below the amounts reported at target levels in those years. This is illustrated by the following examples:
Performance-Based Equity Compensation Awards
•Performance equity awards granted to executive officers in 2015 that were tied to total stockholder return (“TSR”) did not vest at all in 2017 or 2018 because, following a steep decline in our stock price in 2015, our cumulative TSR on common stock lagged the relative benchmarks of the Standard and Poor’s Midcap 400 Index, the Dow Jones US Conventional Electricity Index, and the Dow Jones US Waste & Disposal Services Index. We discontinued TSR performance awards in 2016 and 2017, but reintroduced them in 2018 in response to stockholder comments and requests to include a direct connection between our stock’s performance and the compensation realized by our officers and employees. TSR performance equity awards granted in 2018 vested at 63% of target in March 2021 following a three-year performance period.
•Performance equity awards granted in 2016, 2017 and 2018 that were tied to a Free Cash Flow (“FCF”) per share metric for 2016 vested at 39% in March 2019, for 2017 vested at 67% of target in March 2020 and for 2018 vested at 76% of target in March 2021 reflecting our cumulative FCF per share over the respective three-year performance periods at levels less than target, and imputing for calculation purposes the cumulative FCF per share produced by the Dublin WtE operated and controlled by the Company as if it was still wholly-owned by the Company consistent with assumptions when the awards were granted.
These results are reflected in the table below for our named executive officers whose compensation was reported in prior Summary Compensation Tables and comparing realized equity compensation with the target amounts reflected in such Summary Compensation Tables at the time of such respective awards:
TSR Performance Equity Award Realization

Named Executive Officer	2015 Reported TSR Grant	2018 Realized Value	2018 Reported TSR Grant	2021 Realized Value

Stephen J. Jones	$900,469	$0	$816,000	$487,693
Bradford J. Helgeson	$365,254	$0	$249,200	$148,950
Derek Veenhof	$335,348	$0	$215,700	$128,943
Timothy J. Simpson	$373,302	$0	$180,400	$107,855

FCF Performance Equity Award Realization

Named Executive Officer	2016 Reported FCF per Share Grant	2019 Realized Value	2017 Reported FCF per Share Grant	2020 Realized Value	2018 Reported FCF per Share Grant	2021 Realized Value

Stephen J. Jones	$1,208,951	$519,235	$1,822,400	$1,112,399	$816,000	$588,332
Bradford J. Helgeson	$ 400,203	$171,891	$ 603,000	$ 368,072	$249,200	$179,684
Derek Veenhof	$ 466,914	$200,545	$ 428,800	$ 261,746	$215,700	$155,549
Timothy J. Simpson	$ 506,925	$217,734	$ 406,500	$ 248,173	$180,400	$130,109

As part of our strategic partnership with GIG, in February 2018 the Company sold a 50% interest in the Dublin WtE project to the joint venture with GIG and retained full operational control of the Dublin WtE facility under an operations and management contract. While these transactions were for the benefit of all of our stockholders, the Compensation Committee noted that the Free Cash Flow generated by the Dublin facility would no longer be consolidated and included in the cumulative Free Cash Flow per share as contemplated by the outstanding FCF Performance Awards granted in 2016 and 2017 and would materially and adversely impact the ability of our employees to earn their equity incentive compensation on outstanding FCF Performance Awards. Accordingly, in order to retain the equity and incentives of the outstanding performance-based equity awards, the Compensation Committee determined that it would equitably and mathematically adjust the determination of vesting levels under those outstanding equity awards for the remainder of the performance periods under such awards by adjusting the calculation of cumulative Free Cash Flow per share to impute the actual Free Cash Flow per share generated by the Dublin WtE facility as if the Dublin WtE facility was still wholly-owned by the Company, as contemplated by such awards when granted. Target vesting thresholds in FCF Performance Awards were adjusted in 2019 and 2020 to reflect the sale of the Dublin WtE facility.
Performance-Based Cash Incentive Compensation Awards
•In 2018, when operational Adjusted EBITDA performance was demonstrated, bonus payouts were 116% of target. In 2019, when we experienced the negative impact of lower energy and metals prices, Adjusted EBITDA, as adjusted by the commodity price collar, declined to 94.7% of the target goal, resulting in a payout of 87% of target. Despite the negative impacts of the COVID-19 pandemic on our operations in 2020, we were able to achieve Adjusted EBITDA of $424.0 million against a target of $435 million and payout at 94% of target. Accordingly, in 2018 through 2020, our named executive officers realized cash incentive compensation awards both less than and greater than target amounts as illustrated in the table under Performance-Based Compensation -- Overall Performance on page 43 below.
•In contrast, in the past when Adjusted EBITDA did not reach the minimum threshold level for funding of the annual cash incentive compensation pool in a prior year, executive officers did not receive any annual cash bonus payments, consistent with our “pay for performance” philosophy.
Accordingly, when comparing reported performance-based compensation at target to realized performance-based compensation, it is clear that we have maintained an alignment of interests between management and our stockholders under our pay for performance philosophy.
In addition, our programs support high standards of corporate governance. None of our officers have an employment agreement, nor are they entitled to receive tax reimbursements or gross ups. We maintain meaningful stock ownership guidelines for officers and non-employee directors, and our insider trading policy prohibits all employees, including officers and directors, from trading in derivatives or otherwise hedging the economic risk associated with our common stock.

2020 Performance Highlights
We responded effectively to the COVID-19 pandemic through expense reductions and safety protocols and measures allowing us to recover from the initial impacts and to continue to operate our WtE business with financial performance reflected in our Adjusted EBITDA in 2020 of $424 million, generally consistent with our Adjusted EBITDA of $428 million in 2019 and within the guidance that we originally issued in 2020 before withdrawing upon the onset of the COVID-19 pandemic. Free Cash Flow in 2020 declined to $95 million in 2020 from $140 million in 2019 driven by heavy planned maintenance capital expenditures.1
We also successfully accomplished a variety of strategic objectives in 2020, which included the following:
•commenced a broad strategic review of our businesses to explore all options to enhance stockholder value, including assessing plans for each of our business lines and geographies and reflecting our belief that the value of our assets and potential was not fully reflected in our stock price;
•responded to the COVID-19 pandemic and implemented health and safety procedures and protocols to protect our employees and communities, while continuing to operate all of our facilities to maintain and provide vital waste disposal and processing services to communities in which we operate and to meet the needs of our municipal and commercial clients;
•implemented cost-reductions to address the uncertainty around the macroeconomic impacts of COVID-19 and to mitigate the financial impacts to our business, resulting in savings of approximately $24 million;
•maintained strong boiler availability of over 91%, in line with prior year performance which enabled waste processed near pre-pandemic levels including record production at seven facilities;
•improved realized tip fee pricing by 3% due to effective management of waste sources during the pandemic, improved pricing on new contracts and growth in higher margin profiled waste;
•achieved record environmental and safety performance, including reducing our total case incident rate to 0.73;
•continued executing on our strategic partnership with Green Investment Group (“GIG”), continuing construction on the Rookery project in Bedfordshire, England and the Earls Gate project in Grangemouth Scotland, and reaching financial close on the Newhurst project in Leicestershire, England, and the Protos project in Cheshire, England, bringing to four the number of WtE projects we now have currently under construction in the UK;
•reached agreements to extend and improve the terms of several long-term contracts and added new customers in key locations that provide long-term sources of reliable residential waste;
•opportunistically refinanced $400 million aggregate principal amount of our 5.875% senior notes due 2024 to reduce the interest rate to 5.0%, to extend out maturity to 2030 and to extend the maturity such that we have no senior notes maturing before 2025;
•refinanced $129.4 million of tax-exempt, long-term bonds with a 145 basis point reduction in average coupon while improving our senior secured credit ratio as the new bonds are unsecured obligations; and
•diversified and expanded our liquidity resources by amending our accounts receivable securitization program to increase availability by an additional $20 million up to $120 million; and continued to expand our capabilities and client service offerings of our environmental services businesses in the United States and Canada through Covanta Environmental Services (“CES”), including expansions of our regulated medical and non-hazardous profiled waste businesses.

1 Adjusted EBITDA and Free Cash Flow are each non-GAAP financial measures, and are not intended as a substitute for other GAAP measures. Both Free Cash Flow and Adjusted EBITDA are used in our compensation programs and are presented in order to show the correlation between these financial measures and compensation to our named executive officers. We also use Free Cash Flow to assess and evaluate the overall performance of the Company’s business and to highlight trends in our overall business and we use Adjusted EBITDA to provide a more complete understanding of our business. For a reconciliation of Adjusted EBITDA and Free Cash Flow to the measures we believe to be the most directly comparable to those measures under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Supplementary Financial Information-Adjusted EBITDA (Non-GAAP Discussion)” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity-Supplementary Financial Information-Free Cash Flow (Non-GAAP Discussion)” in our Annual Report on Form 10-K for the year ended December 31, 2020.

2020 Compensation Highlights
Compensation Components
In order to create economic incentives to successfully implement our strategic and organic growth objectives, compensation for the named executive officers in 2020 consisted of the following components:

Component	Description/Purpose	How Amount Determined/ Performance Considerations	2020 Actions
Base Salary	Attract and retain experienced executives by providing competitive foundational cash compensation.	Targeted at peer group median individuals may be positioned above or below the median based upon nature and levels of responsibility, experience and individual performance.
Base salaries for the named executive officers increased by 2.6% on average in 2020 reflecting promotions or expansion of responsibilities and increases to bring cash compensation levels of our named executive officers to more competitive levels. To maintain strong pay-for-performance alignment, Mr. Ranger’s annual base salary was set at $1.00 upon his appointment as President and CEO in October 2020.

Annual Cash Incentives	Variable cash incentive to reward achievement of annual financial and strategic goals.	Based 100% upon Adjusted EBITDA. Minimum goals for Adjusted EBITDA must be achieved for any bonus to be funded.
All named executive officers, except Mr. Ranger, participated in our annual cash incentive program in 2020. Actual Adjusted EBITDA, performance in 2020 of $424 million compared to a target of $435 million resulting in a payout 94% of target.

Component	Description/Purpose	How Amount Determined/ Performance Considerations	2020 Actions
Performance-Based Equity Awards	Variable equity-based awards, with vesting directly tied 50% to cumulative Free Cash Flow per share performance (“FCF Performance Awards”) and 50% to relative TSR compared to our peer group (“TSR Performance Awards”), each measured over a three-year period.

Encourages decisions that generate free cash flow to operate our business and sustain our dividend, promote long-term value creation for stockholders, and align the named executive officers’ interests with stockholders.

Encourages behavior to promote long-term value creation for stockholders relative to our peers and align the named executive officers’ interests with stockholders.
FCF Performance Awards, constituting 50% of performance-based equity awards granted in 2020 will vest three years after grant based upon our cumulative Free Cash Flow per share, according to the following table:
*Payouts are linearly interpolated for performance between breakpoints.

TSR Performance Awards, constituting 50% of performance equity awards granted in 2020 will vest three years after grant based upon our relative TSR against our customized peer group, according to the following table:
*Payouts are linearly interpolated for performance between breakpoints with a payout cap of 100% of target shares if absolute TSR is negative and a payout value cap of 400% of the product of the grant price and the target number of shares.

In March 2020, the Committee granted 60% of target equity-based long-term incentives for the named executive officers, other than Mr. Ranger, in the form of three year performance-based equity awards, with 50% tied to cumulative Free Cash Flow per share and 50% tied to relative TSR compared to our customized peer group.
See, TSR and FCF Performance Equity Award Realization
tables above

Component	Description/Purpose	How Amount Determined/ Performance Considerations	2020 Actions
Time-Based Equity Awards	Shares of restricted stock units that vest pro-rata over a three-year period and pay dividends (upon vesting).

	Encourages retention of key talent and aligns the named executive officers’ interests with stockholders.	Restricted stock units vest pro rata, upon continued employment, on each anniversary date with actual value determined by absolute stockholder returns during vesting period.
In March 2020, the Committee granted 40% of target equity-based long-term incentives for the named executive officers, other than Mr. Ranger, in the form of restricted stock units vesting pro rata over a period of three years based upon continued employment.

Stock Options	Options to purchase common stock that vest pro rata over a three-year period. Encourages retention of key talent and aligns the named executive officers’ interests with stockholders.	Stock options vest pro rata over a three-year period conditioned upon continued employment with actual value only in the event of gains in stockholder returns during vesting period.
In connection with the October 2020 announcement of a broad strategic review to enhance stockholder value and to further align the interests of management with stockholders, the Committee granted special retention equity awards in the form of options to purchase an aggregate of 750,000 shares of common stock to Messrs. Helgeson, Veenhof, Simpson and Kenyon, with an aggregate grant date fair value of $1.15 million.
In connection with his appointment as President and CEO, the Board awarded Mr. Ranger 1,000,000 stock options. Other than his $1.00 in base salary, these stock options represent the only compensation Mr. Ranger will receive for 2020 and 2021 for serving as our President and Chief Executive Officer.

Compensation Philosophy and Objectives
The Compensation Committee believes that a significant portion of annual and long-term compensation paid to our named executive officers should be closely aligned with our operating and financial performance on both a short-term and long-term basis. The goal of our executive compensation programs is to provide our executive officers with compensation and benefits that are fair, reasonable and competitive in the marketplace. These programs are intended to help us attract and retain qualified executives and to provide rewards that are linked to performance and risk management while also aligning the interests of these individuals with those of our stockholders.
Our incentive programs are generally broad-based. While providing specifically tailored incentives for our senior leadership team, we have also retained our philosophy that in order to provide incentives across the organization, our compensation and benefits programs must be broadly available to our officers and management-level employees. Accordingly, approximately 335 employees, ranging from certain managers, engineers and supervisors in our facilities to our senior officers, participate in our long-term incentive plan and receive equity-based awards.

The Compensation Committee has the following objectives in designing the programs:
Performance
The compensation and benefits we offer to our named executive officers are structured to ensure that a significant portion of compensation opportunities are directly related to (a) our operating performance as reflected in our financial performance of Adjusted EBITDA, which is used in our annual cash incentive program for all eligible corporate officers and employees, including all named executive officers, (b) our financial performance over a multi-year period as reflected in our three-year cumulative Free Cash Flow per share, which is used in our FCF Performance Awards, (c) our relative TSR compared to our customized peer group, which is used in our TSR Performance Awards, and (d) our absolute TSR, which impacts the earned value of time-based and performance-based equity compensation.
The compensation provided to Mr. Ranger upon his appointment as President and Chief Executive Officer is effectively 100% performance-based in the form of stock options, as he is receiving only $1.00 in base salary compensation, so he will realize value only if our stock price increases from its fair market value at the close of trading on the date of the grant.
The Compensation Committee also considers individual performance in exercising its discretion to award additional compensation to named executive officers.
Alignment
In order to align the interests of our named executive officers with our stockholders, a significant portion of total compensation each year is in the form of equity awards (e.g., in 2020, 65% for Mr. Jones and 100% for Mr. Ranger in their respective capacities as our Chief Executive Officer and 56% on average for our other named executive officers) and a very substantial majority of total annual compensation is performance-based (e.g., in 2020, 83% for Mr. Jones and 100% for Mr. Ranger in their respective capacities as our Chief Executive Officer and 74% on average for our other named executive officers).
As described in detail above under Executive Summary: prior TSR Performance Awards granted in 2015 did not vest in 2018; the reintroduced TSR Performance Awards granted in 2018 vested at 63% of target in March 2021; 2016 FCF Performance Awards vested at 39% of target in March 2019; 2017 FCF Performance Awards vested at 67% of target in March 2020; and 2018 FCF Performance Awards vested at 76% of target in March 2021; in each case, following the respective three-year performance period.
Retention
To promote retention of key talent, 38% of equity grants in 2020 were in the form of restricted stock unit awards and 27% of equity grants in 2020 were in the form of stock options, each earned on a pro rata basis over a period of three years, with vesting generally conditioned upon the employee’s continued employment with us on each vesting date. Further, performance-based equity awards only vest after a period of three years, based upon our cumulative Free Cash Flow per share performance and relative TSR performance, which also promotes retention.
Competitiveness and Benchmarking
We offer total compensation packages at levels we believe are required to attract and retain qualified employees and officers, including named executive officers. In assessing appropriate levels of total compensation and benefits, the Compensation Committee uses a variety of benchmarking techniques and generally has compared our compensation levels to a market median. The peer group of companies used for competitive comparisons of pay levels and practices includes a diversified group of publicly-held companies in similar businesses to ours and such that our size is near the median.
Customized Peer Group
Our customized peer group companies are within the following Global Industry Classification Standard (GICS) sub-industries: Environmental & Facilities Services; Steel; Renewable Electricity; Independent Power Producers & Energy Traders; Specialty Chemicals; Heavy Electrical Equipment; Semiconductors; and Electric Utilities. Accordingly, the peer group in 2020 was composed of the following 14 companies with (i) median revenues as of for the last four quarters as of December 31, 2020 of $2,615 million; (ii) median EBITDA of $362 million; (iii) median annual EBITDA margin of 17.5%; (iv) median market capitalization of $2,786 million; (v) median enterprise value of $3,773; and (vi) median number of employees of 4,0752.

2 Peer group company median financial data derived from Standard and Poor’s Capital IQ and reflect adjustments by Standard and Poor’s intended to standardize information across companies and excludes PNM Resources which were acquired in 2020. These adjustments may result in differences verses publicly reported financials as calculated in accordance with GAAP.

The following table identifies the peer group companies along with their respective GICS sub-industry classifications, which remained unchanged from the prior year adjusting for merger and acquisition activity:

Company	GICS Sub-Industry
Advanced Disposal Services	Environmental & Facilities Services
ALLETE	Electric Utilities
Babcock & Wilcox	Heavy Electrical Equipment
Casella Waste	Environmental & Facilities Services
Clean Harbors	Environmental & Facilities Services
Commercial Metals	Steel
First Solar	Semiconductors
HB Fuller	Specialty Chemicals
Ormat Technologies	Renewable Electricity
Schnitzer Steel	Steel
Sims Metal Management	Steel
Stericycle	Environmental & Facilities Services
US Ecology	Environmental & Facilities Services
Waste Connections	Environmental & Facilities Services
Covanta	Environmental & Facilities Services

Role of Compensation Consultants
The Compensation Committee has periodically engaged independent compensation advisors at FW Cook to provide assistance and advice in carrying out its duties. Advisors from FW Cook, upon request by the Compensation Committee, have provided independent compensation advice on various aspects of executive compensation, including compensation payable to our executive officers and directors, reviewing compensation structures and recommendations presented by management, reviewing our peer group and other compensation matters. FW Cook advisers took their direction solely from, and provided their reports solely to, the Compensation Committee. Billing by FW Cook was provided directly to, and approved for payment by, the Compensation Committee.
The current relationship with FW Cook is exclusive to the Compensation Committee and is consistent with formal written procedures to maintain the independence of this relationship. At the request of the Compensation Committee, FW Cook addressed and confirmed their independence in writing to the Compensation Committee and the Compensation Committee concluded that FW Cook was independent and did not create any conflict of interest.
Use of Consultants in Analysis of 2020 Compensation Program
At the request of the Compensation Committee, FW Cook assisted the Compensation Committee in (i) evaluating and updating the Company’s customized peer group; (ii) providing a benchmark of compensation practices and levels against the Company’s customized peer group to assist the Committee in its evaluation of compensation for our named executive officers; and (iii) reviewing proposals for future incentive compensation program design, including metrics to best align the interests of management and the stockholders.
Annual Compensation Process
Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer working with our Chief Human Resources Officer, no executive officers are involved in making recommendations for executive officer compensation, and no executive officer makes any recommendations for their own compensation. Additionally, no executive officers are involved in determining director compensation. Following the review process, the Compensation Committee discusses the review process and compensation determinations with the non-management members of the Board, and approves the annual base salaries, equity award grants, incentive cash award targets and financial metrics for the upcoming year and incentive cash awards for the prior year for the named executive officers.

Specifically, the Compensation Committee approves:
•the targets for Adjusted EBITDA for the performance criteria of the annual cash incentive awards;
•the form and amount or dollar value of equity awards; and
•the vesting criteria, including any performance-based criteria, and vesting dates for equity awards.
In the first quarter of each year, the Compensation Committee reviews management’s recommendations and historical pay and performance information. The Compensation Committee’s review includes approval of the value of restricted stock units and performance-based equity award grants. It is generally the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Board of Directors meeting at which such awards are ratified by the non-management members of the Board of Directors upon the recommendation of the Compensation Committee, based upon the closing price of our common stock on the date of the award.
Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation program, and decide whether changes should be made in particular program components or whether special awards are appropriate or desirable during the current year or for future periods.
In 2020, the Compensation Committee used analysis of historic awards and tally sheets to assist in analyzing the named executive officers’ total compensation and various elements of their compensation and benefits, as well as potential payments in the event of a change in control. The tally sheets provided an additional macro level data point and long-term “check and balance” to the compensation process, which is typically more focused on the micro level and annual aspects of the individual components of compensation. The tally sheets also provided the Compensation Committee with information regarding the value of unvested outstanding equity awards for retention purposes and the wealth accumulation of our executive officers in the form of cumulative equity awards, the value of realized and unrealized awards and then current equity holdings. The Compensation Committee also examined equity wealth accumulation through its review of the named executive officers’ compliance with their respective stock ownership guidelines.
The Compensation Committee retains the authority to increase or decrease compensation based upon its review of tally sheets and did note the impact of unrealized awards on overall compensation and accumulated wealth in 2020.

Overview of 2020 Compensation Structure
In order to align the interests of management and stockholders, the components of compensation for our named executive officers are focused on measurable, objective financial performance measures that are important to our stockholders. Adjusted EBITDA, which the Company uses to assess short-term profitability, cost control and growth, was used as the sole financial performance measure used for awards under our annual cash incentive program. We used cumulative Free Cash Flow per share for 50% of our performance-based equity awards, which is the measure the Company uses to assess the Company’s ability to continue to generate sufficient cash flow to enable the Company to sustain its practice of returning capital to its stockholders in the form of dividends. We use relative TSR for the other 50% of our performance-based equity awards, to align earned compensation with the stockholder experience.
Although individual strategic performance goals were not used as a specific component of compensation, the Compensation Committee continued to evaluate strategic performance accomplishments and retained discretion to adjust awards.
Components of Total Compensation
Our compensation and benefits package for named executive officers consists of direct compensation and company-sponsored benefit plans. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our goals and intentions.
Direct Compensation
Direct compensation in 2020 consisted of base salaries, annual cash incentives, and long-term incentive equity awards in the form of annual time-based vesting restricted stock unit grants and performance-based vesting equity awards. Other than base salary, all elements of direct compensation included a component that was directly linked to our performance. Accordingly, in 2020, 83% of Mr. Jones’ total compensation as our Chief Executive Officer and 100% of Mr. Ranger’s compensation as our Chief Executive Officer and 74% on average of our other named executive officers’ compensation was in the form of performance-based compensation and 65% of Mr. Jones’ total compensation as our Chief Executive Officer and 100% of Mr. Ranger’s total compensation as our Chief Executive Officer and 56% on average of our other named executive officers’ compensation was in the form of equity awards.

By creating these links, we seek to achieve our objectives of performance-based, cost-effective compensation programs. There are no formulas to determine annual base compensation. When setting target direct compensation opportunities, we generally target the market median, but we may also consider other factors, such as competition for certain executive skills and internal needs, an executive’s experience, recent individual performance and the Company’s strategic priorities. For example, in order to fill vacancies or new positions, or retain certain individuals, we may offer base salaries above the applicable market median or make other compensation adjustments in order to bring our named executive officers closer to the targeted market median. Further, named executive officers who have significant experience and have demonstrated sustained superior performance over time also may have salaries or other elements of compensation above the applicable market median.

Base Salary
•Purpose: Base salary is the fixed component of direct compensation and is designed to attract and retain experienced executives who can operate our business in a manner to achieve our short-term and long-term business goals and objectives.
•Performance drivers: While a named executive officer’s initial base salary is determined by an assessment of competitive market levels, the major factor driving changes in such base salary will be that named executive officer’s individual performance measured by his or her satisfaction of internal objectives specific to such named executive officer and his assigned responsibilities.
•Other Factors: We may also consider various external factors, such as competition for certain executive skills and internal needs, when setting annual base salaries. Although we have historically granted regular, annual merit-based salary increases to officers and salary adjustments as needed to reflect changes in role, responsibility and the competitive environment, such increases are not automatic. Further, we also consider overall levels of compensation in making compensation decisions, and attempt to balance annual base salary amounts with performance-based measures of compensation, such as incentive cash awards and equity awards.
•2020: Base salaries for our named executive officers (other than Mr. Ranger) were increased by approximately 2.6% on average in 2020 reflecting promotions or expansion of responsibilities and increases to bring cash compensation levels of our named executive officers more in line with the median level of our peer group as part of an effort to ensure competitive total compensation and to retain employees critical to our success. Mr. Ranger's base salary was set at a de minimis $1, in order to align effectively 100% of his compensation with stockholder interests.

Performance-Based Compensation
Annual Cash Incentives
•Purpose: The annual cash incentive award is a variable performance-based compensation component designed to reward the achievement of annual financial goals.
•Application of Performance Measures: As noted above, annual cash incentive awards in 2020 for our named executive officers were based upon achieving objectives measured by our Adjusted EBITDA compared to the target for Adjusted EBITDA. Minimum levels of Adjusted EBITDA must be achieved for any bonus pool to fund regardless of individual performance. Where such minimum levels are not reached the pool is not funded and no annual cash incentive awards are paid. In addition, the Committee may adjust the payout under the annual incentive plan by +/-10%, based on the Company's environmental, health, and safety performance.
•Target Bonus: The Compensation Committee also set a “target” bonus level for each of the named executive officers, which was a stated percentage of such officer’s base salary. These target levels in 2020 were 120% for our former Chief Executive Officer, Mr. Jones, and ranged from 60% to 80% for the other named executive officers, other than Mr. Ranger who did not participate in the 2020 incentive plan.
•2020: Actual Adjusted EBITDA, was $424.0 million in 2020, resulting in a bonus payout of 94% of target reflecting strong operational performance offset by low energy and metals prices.
Adjusted EBITDA Performance Goals
For 2020, the Compensation Committee adopted “minimum,” “threshold,” “target” and “maximum” goal levels for Adjusted EBITDA. Based on our 2020 budget, which was approved by our full Board in December 2019, these levels were reviewed by the Compensation Committee in February 2020 and approved by the Compensation Committee for the full year 2020 performance on a prospective basis as part of the annual compensation process. We measured financial performance results with a percentage that is calculated from the difference between the “target” and actual level achieved, in accordance with the following table:

Adjusted EBITDA Performance Level	Payout (% of Target Bonus)	Adjusted EBITDA as % of Target
< Minimum	0%	< 80%
Threshold	50%	80%
Target	100%	100%
>=Maximum	200%	≥ 120%
Between each of the foregoing levels, results are interpolated within each category to calculate specific incentive cash award percentages. Incentive cash awards are capped at 200% of target levels for all named executive officers.
The Compensation Committee retains the discretion to adjust the results for any given year, with the intent of removing impacts of unanticipated events outside of management’s control while recognizing that our stockholders may not be shielded from the impact of such events. Reasons for adjustments could include removing the effects of unanticipated events, such as accounting changes, project restructuring, timing of working capital, payments of cash bonuses in subsequent calendar years but relating back to the prior calendar year, insurance payments relating to different calendar years, balance sheet adjustments and similar items, which unless excluded would produce unintended consequences that are inconsistent with the goals of aligning the interests of named executive officers with our stockholders and of providing financial incentives to named executive officers to effectively implement our business plan and goals. No such adjustments were made in 2020.
Further, in order to mitigate the impact of severe volatility, both positive and negative, in commodity prices variances, a 10% collar around a floor and ceiling on commodity prices can be applied based upon commodity price levels anticipated at the time the target level of Adjusted EBITDA was set. This collar was not triggered in 2020 and no adjustment was made to actual Adjusted EBITDA.
The following table summarizes the historical performance targets for Adjusted EBITDA, as adjusted, and the variances from targets for payout purposes, as calculated in accordance with the foregoing linear pro-rations for the last three years (dollars in millions):

	Target Adjusted EBITDA (in millions)	Actual Adjusted EBITDA As Adjusted (in millions)	Payout Variances (% of Target)
2018	$450.0	$464.4	116%
2019	$453.0	$429.1	87%
2020	$435.0	$424.0	94%

While budgets and operational targets are reset each year and reviewed and approved by the Board, the Compensation Committee seeks to set financial performance target levels for purposes of the annual incentive cash awards that continue to challenge management, but are achievable if certain conditions are satisfied, including, in particular the following:
•we continue to operate our business consistent with the historically high standards of efficiency, production, safety and environmental performance;
•we continue to control our costs of conducting our business and operations;
•external market forces and pricing are consistent with expectations (at the time we establish our annual budgets) in key areas, including waste, energy, commodity and scrap metal prices and interest rates;
•third parties, including communities we serve and the purchasers of the energy we generate, continue to remain financially sound and satisfy their contractual obligations to us; and
•we do not experience unforeseen events, such as weather, flooding, accidents or fires at our facilities, acts of God, pandemics, natural disasters, terrorism or other casualty events, that have a material adverse impact on our financial results.

Consequently, our ability to achieve the “target” level of the Financial Performance Measures each year is heavily dependent not only upon factors within our control, but also upon other conditions over which we have no control. There has always been substantial uncertainty with respect to achieving the target level at the time that the goals for financial performance measures are set and communicated. In 2020, the threshold goal was set at 80% of target, or $348.0 million, and the maximum goal was set at 120% of target or $522.0 million of Adjusted EBITDA. The 2020 target for Adjusted EBITDA was set lower than 2019 performance as a result of declines in metals and energy prices. Our ability to meet or exceed performance targets in the future will depend upon a variety of factors, including execution of our strategy, contract transitions, managing our exposure to market pricing, competition in our sector, and the age of our facilities and related increased need for additional maintenance expenditures. As a result, it has been and may continue in the future to be, more difficult for our named executive officers to continue to receive incentive cash awards at or near the “target” level and equity awards granted in prior years to be achieved.
In addition, the Compensation Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout.

Overall Performance
The following table compares the award earned by each of the named executive officers, as compared to their respective target bonus opportunity, in each of the last three years:

Named Executive Officer	2018 Award (%)	2019 Award (%)	2020 Award (%)
Michael Ranger	(1)	(1)	(1)
Derek Veenhof	119	99	110
Bradford J. Helgeson	116	87	100
Timothy J. Simpson	116	90	100
Thomas L. Kenyon	(2)	(2)	100
Stephen J. Jones	116	87	94

(1)Mr. Ranger was not an employee or executive officer of the Company and therefore did not participate in our incentive plans in 2018 or 2019 and did not participate in the program in 2020 following his appointment on October 29, 2020.
(2)Mr. Kenyon was not an employee or executive officer of the Company and therefore did not participate in our incentive plans in 2018 or 2019.
As described above, the foregoing awards were generally consistent with our financial and strategic performance and consistent with the Compensation Committee’s philosophy that individual and Company performance above targets would result in corresponding awards in excess of target bonus opportunities while performance below targets would result in corresponding awards below target bonus opportunities. In order to recognize the extraordinary individual performances of certain officers, including the named executive officers, operating in a remote environment during the COVID-19 pandemic to maintain our waste supplies and to continue operating our facilities with strong waste processing production while simultaneously achieving record safety and environmental performance and implementing $24 million in cost reductions to offset some of the additional costs imposed by the safety protocols and procedures necessitated by operating throughout the pandemic uninterrupted and continuing to progress on the UK construction and development plans, the Compensation Committee exercised its discretion and awarded non-equity incentive bonuses in 2020 in excess of the payout percentage. Strong operational performance in 2018 resulted in actual Adjusted EBITDA of $456.5 million, which was adjusted, to $464.4 million, resulting in a payout at 116% of target. In 2019, continued strong operational performance offset by depressed energy and metals commodities prices resulted in actual Adjusted EBITDA of $427.9 million, which was adjusted to $429.1 million as a result of triggering the 10% commodity price collar. In 2020, the pandemic affected operational performance of the Company and cost-cutting measures resulted in actual Adjusted EBITDA of $424.0 million or 94% of target. The Compensation Committee also retained discretion to adjust awards under the annual cash incentive plan by +/-10% based upon the Company's environmental, health and safety performance. The Compensation Committee did not exercise such discretion in 2020.

Long-term Incentive Equity Awards
•Purpose: Long-term incentive equity awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value.
•Forms of Equity Awards: In 2020, the Compensation Committee granted a combination of time-vesting and performance-vesting restricted stock units and stock options. In 2020, Mr. Jones, as our Chief Executive Officer, and the other named executive officers (other than Mr. Ranger) received equity awards with target grant-date values equal to 3.9 times and ranging from 1.5 to 1.9 times, respectively, their annual base salary, with 60% in the form of performance-based equity awards and 40% in the form of awards of time-based vesting restricted stock units. In order to fully align his interests with stockholders, upon his appointment and the announcement of the Company’s broad strategic review to enhance stockholder value, Mr. Ranger accepted a nominal base salary of $1.00 and effectively 100% of his compensation in performance-based equity in the form of options to purchase 1.0 million shares of our common stock. (Refer to "2020 Successor CEO Compensation" on page 46 for additional detail.)
•Performance Equity Awards – Performance and Vesting Criteria: Performance-based equity compensation granted in 2020 to our officers, including our named executive officers, is measured both by a critical internal measure of financial performance (e.g., cumulative FCF per share) measured over a three year performance period in the form of the FCF Performance Awards, and an external measure of market performance (e.g., relative TSR) measured over a three year performance period against the same peers that the compensation of our named executive officers is benchmarked in the form of the TSR Performance Awards. Half of the performance-based equity compensation granted in 2020 to our named executive officers (other than Mr. Ranger) were in the form of FCF Performance Awards and the other half were in the form of TSR Performance Awards.
FCF Performance Awards are restricted stock units, which are earned and vested three years after grant, based upon our three-year cumulative FCF per share performance. Vesting of the awards measured by our cumulative FCF per share is according to the following table, with payouts linearly interpolated for performance between levels:

Cumulative FCF per Share (Prior to 2020)	Payout Factor (% of Target Shares)
<$2.07	0%
$2.07	50%
$2.25	60%
$2.76	90%
$3.00	100%
>$3.75	200%

The cumulative Free Cash Flow per share targets for FCF Performance Awards issued in March 2020 were as follows:

Cumulative FCF per Share (2020)	Payout Factor (% of Target Shares)
<$1.59	0%
$1.59	50%
$1.73	60%
$2.12	90%
$2.30	100%
>$2.88	200%

The three-year cumulative FCF per share goals for the 2020-2022 performance period are lower than the corresponding goals in prior performance periods , due to higher expected capital expenditures related to our UK expansion plans.
The other half of the performance-based equity compensation granted in 2020 to our executive officers was in the form of TSR Performance Awards . TSR Performance Awards are restricted stock units, which are earned and vested three years after grant based upon our relative TSR performance compared to our peer group. Vesting of the awards measured by our relative TSR performance compared to our customized peer group is according to the following table, with payouts linearly interpolated for performance between levels:

TSR Percentile	Vesting Percentage of Target
<25th	0%
25th	50%
50th	100%
75th	150%
>90th*	200%
*Subject to a payout cap of 100% of the target number of shares if absolute TSR is negative and a payout value cap of 400% of the result of the grant price multiplied by the target number of shares.

•Restricted Stock Unit Awards – Vesting: Restricted stock unit awards granted in March 2020 vest in three equal tranches on March 17, 2021, March 15, 2022 and March 15, 2023.
The Compensation Committee does not have a specific policy or practice to time equity awards to the release of earnings or other material non-public information. However, the Compensation Committee may determine the value of an equity award but not issue or establish the number of shares or share units while in possession of material non-public information, such as a material pending transaction. Our practice is not to accelerate or delay the disclosure of material non-public information, whether favorable or unfavorable, but to make such disclosures when appropriate or required by applicable securities laws. In order not to unduly benefit or harm officers and employees, we have in the past postponed, and would consider postponing in the future, the issuance of awards until after the material non-public information has been publicly disclosed or is no longer considered to be material information.
The size of individual long-term incentive equity awards is determined using compensation guidelines developed based on competitive benchmarks. Within those guidelines, actual award recommendations are based on individual, and where applicable, business area performance. Vesting for awards is contingent upon continued employment through the full three-year performance period, with certain limited exceptions, including retirement at the age of 65 or older or, beginning in 2018, early retirement if the sum of the employees’ age and years of service equal or exceed 75.

2020 Special Incentive Equity Retention Awards
In connection with the October 2020 announcement of a broad strategic review to enhance stockholder value, the promotions of Messrs. Veenhof, Simpson and Kenyon, and in order to incentivize senior management and further align the interests of management with stockholder, the Committee granted retention equity awards to Messrs. Veenhof, Helgeson, Simpson and Kenyon, in the form of an aggregate of 750,000 options to purchase shares of our common stock (“Stock Options”) valued at $1.15 million in aggregate grant-date fair value. The Stock Options granted to the named executive officers were issued with an exercise price equal to $7.62 (the fair market value of our common stock on the date of the grant), carry a six year term, and will vest and become exercisable into shares of common stock on a pro rata basis over a period of three years with vesting on October 29, 2021, October 29, 2022 and October 29, 2023, based upon the continued employment of such individuals, except as otherwise expressly provided in applicable stock option agreements. Consequently, the named executive officers will only realize value in the event that stockholder value is also enhanced.

Named Executive Officer	Number of Options	Value of Award[1]
Derek Veenhof Executive Vice President and Chief Operating Officer	250,000	$384,167
Bradford Helgeson Executive Vice President and Chief Financial Officer	250,000	$384,167
Timothy Simpson Executive Vice President and Chief Administrative Officer	200,000	$307,333
Thomas Kenyon Executive Vice President, General Counsel and Secretary	50,000	$76,833
1 Value reflects a Black-Scholes calculation assuming a constant dividend yield of 4.20%, risk-free interest rates of 0.29%, 0.38% and 0.49% for the three annual tranches, respectively, and volatility factors 37.74%, 36.25% and 34.43% for the three annual tranches, respectively.

CEO Compensation
The Compensation Committee believes that the compensation of our named executive officers should have a very significant component which is not fixed but is “at risk” and performance-based. The Compensation Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that the relatively greatest percentage of compensation be at risk and tied to our overall performance in order to best align his interests with those of our stockholders.
In determining the compensation of Mr. Jones, as our Chief Executive Officer, the Compensation Committee considered not only our operating and financial performance but also Mr. Jones’ positioning in line with the Company’s peer group median. Accordingly, Mr. Jones' target compensation opportunity in 2020 did not change from 2019, with his compensation set as follows: (1) annual base salary of $900,000; (2) target non-equity incentive compensation of 120% of his annual base salary; and (3) target grant-date fair value of equity compensation equal to $3.5 million structured consistently with annual equity awards to other named executive officers of 60%, or $2.1 million, in the form of equal amounts of FCF Performance Awards and TSR Performance Awards; and 40%, or $1.4 million, in the form of time-based restricted stock unit equity awards vesting pro rata over a period of three years.
As in prior years, a very significant portion of Mr. Jones’ compensation was tied to our performance. The Compensation Committee believes, and it has structured compensation accordingly, that the compensation of our named executive officers, and our Chief Executive Officer in particular, should have a very significant component which is not fixed but is “at risk” and performance-based. Due to his responsibility for our performance as Chief Executive Officer, consistent with the intents and purposes of the compensation structure, Mr. Jones’ compensation has been materially higher than other named executive officers. Based upon the competitive analysis conducted in 2020 when setting compensation opportunities, Mr. Jones’ target total direct compensation in 2020 was consistent with the median range of most-recently reported target compensation for similarly-situated executives in our peer group.
On November 28, 2020, we entered into a Separation Agreement (the “Separation Agreement”) with Mr. Jones, in connection with his resignation as our Chief Executive Officer and member of our Board, effective October 29, 2020.
Pursuant to the Separation Agreement, Mr. Jones’ employment with was terminated effective as of November 28, 2020 and he has received or is entitled to receive (1) all accrued but unpaid wages and any earned but unused vacation days (payable in a lump sum), (2) salary continuation payments (at his 2020 salary of $900,000 per year) for 24 months, payable in bi-weekly installments, (3) a non-pro-rated 2020 non-equity incentive bonus payment (payable in a lump sum on or before March 15, 2021) equal to the general corporate multiplier of 94% multiplied by 120% of his base salary (equal to $1,015,200), and (4) outplacement services at the Company’s expense for up to 24 months.
In addition, all of Mr. Jones’ unvested restricted stock unit (“RSU”) awards (including time-based RSUs and TSR and FCF Performance Awards will continue to vest as if he were still employed by the Company, subject to his compliance with the terms of the Separation Agreement. Finally, Mr. Jones will have the opportunity to continue group medical and dental insurance coverage under COBRA for 24 months with him and the Company continuing to pay their relative share of related premiums as paid prior to the termination date. Finally, to the extent permitted under the applicable policies, Mr. Jones’ various accident, life and disability insurance policies shall continue for 24 months or, if not permitted under the policies, the Company shall pay him the applicable insurance premiums for 24 months.
Pursuant to the Separation Agreement, Mr. Jones agreed to customary provisions regarding the release of claims against the Company, non-disparagement, confidentiality and 24 month non-compete and non-solicitation restrictive covenants.

2020 Successor CEO Compensation
On October 29, 2020, in connection with his appointment as President and Chief Executive Officer, Mr. Ranger's annual base salary was set at $1.00 and he was awarded 1.0 million Stock Options for his compensation in 2021 and 2021, with a grant-date fair value of approximately $1.5 million, under the 2014 Equity Award Plan for Employees and Officers at an exercise price of $7.62, equal to the closing price of our common stock on the grant date. As described above, the Stock Options have a six year term and will vest and become exercisable into shares of our common stock on a pro rata basis over a period of three years with vesting on October 29, 2021, October 29, 2022 and October 29, 2023, based upon the continued employment, except as otherwise expressly provided in the stock option agreement.

Employment Arrangements
In order to retain the greatest flexibility on compensation decisions, none of our named executive officers have employment agreements. Instead, we incorporated into our standard forms of equity award agreements, primarily for Vice Presidents and higher, the terms of restrictive covenants covering non-competition, non-solicitation, confidentiality and assignment of intellectual property rights. In addition, we provide severance benefits under our severance policy to specified senior officers, including all named executive officers, payable over a period that matches the length of the applicable restrictive covenants. Severance is payable in the event that an eligible employee is terminated for reasons other than cause. See also “Severance Plan and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance plan and payments following a change in control. For the purposes of the severance plan, “cause” is defined to include the following:
•an employee’s failure or refusal to perform the duties of his or her employment in a reasonably satisfactory manner;
•fraud or other act of dishonesty;
•serious misconduct in connection with the performance of his or her duties;
•material violation of any applicable policies or procedures;
•conviction of, or plea of nolo contendere to, a felony or other crime; or
•other conduct that has or reasonably is expected to result in material injury to our business or reputation
The 24-month severance term for our Chief Executive Officer is longer than the 18-month severance term for other named executive officers because we desired the benefits to us of extended non-competition and non-solicitation covenant periods. Similarly, the 18-month severance period for our Executive Vice Presidents, Senior Vice Presidents, and Chief Accounting Officer and Treasurer, which includes the other named executive officers, is longer than other eligible employees because we also desired the benefits of their relatively longer restrictive covenant periods.

Company-Sponsored Benefit Plans
Consistent with our philosophy of providing the same forms of compensation throughout a broad spectrum of our managerial base, our executives are eligible to participate in the same benefit plans as those offered to all other non-union employees. We have not provided any perquisites to our named executive officers in any of the last three years.
Insurance Plans
The core insurance package includes health, dental, disability, AD&D and basic group life insurance coverage.

Retirement Plans
We provide a qualified 401(k) retirement plan to all eligible employees, including our named executive officers under which named executive officers may elect to contribute a fixed percentage of their earnings into this plan, up to the limit prescribed for 2020 by the IRS of $285,000 in annual earnings. We provide a matching contribution of 100% of the first 3% of an individual’s earnings, and 50% of the next 2% of such individual’s earnings up to the IRS limit. Our matching contributions are immediately vested. In addition, we provide eligible employees, including named executive officers, a qualified defined contribution retirement plan. We contribute to this defined contribution plan an amount equal to 3% of an individual’s annual eligible compensation as defined in the plan document up to the IRS annual compensation limit, which was $285,000 in 2020. Contributions to the defined contribution plan vest in equal amounts over a five-year period based on continued employment.
We also maintain a non-qualified supplemental defined benefit plan to those of our employees, including those named executive officers, who participated in the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012. This non-qualified supplemental plan represents an unfunded and unsecured obligation to pay a calculated benefit to retiring employees as and when they would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan. Effective January 1, 2010, we amended our non-qualified supplemental benefit plan to exclude future compensation increases received by eligible participants after December 31, 2009. Mr. Simpson is the only remaining named executive officer participating in the Supplemental Benefit Plan as of December 31, 2020.

Determining Benefit Levels
The Compensation Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including named executive officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance. In part due to the stock ownership guidelines that we have adopted for our officers and officers of our subsidiary Covanta Energy, we have not reviewed or tied retirement benefits to gains realized upon the exercise of stock options or the sale of restricted stock.

Compensation Policies
Stock Ownership Guidelines
Our Board believes that it is important for all of our officers, including officers of our subsidiary Covanta Energy, to acquire and maintain a substantial equity ownership position in our company. Accordingly, we have established stock ownership guidelines for our officers in order to specifically identify and align the interests of our officers with our stockholders and focus attention on managing our business as an equity owner. Shares counted as ownership include shares owned outright and time-based restricted stock awards. Officers are given five years to reach their target ownership levels. Transition periods are provided for individuals who have been promoted. The current guidelines are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	4.0 x Base Salary
Executive Vice Presidents	3.0 x Base Salary
Senior Vice Presidents	2.0 x Base Salary
Vice Presidents	1.0 x Base Salary
The Compensation Committee has the sole discretion and authority to modify the stock ownership guidelines at any time.

Insider Derivative and Short-Sale Trading Restrictions
In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, it is our policy that our employees, including our officers and directors, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock. Also, we prohibit trading by employees, officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock.

Return and/or Forfeiture of Performance-Based Payments or Awards
Pursuant to a policy formally adopted by our Board and as provided in our equity award agreements and in our 2014 Equity Award Plan, as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, if any stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company (excluding certain changes in financial statement presentation that may be excluded from such rules or regulations), then any payments made or awards granted shall be returned and forfeited or recovered to the extent required and as provided by applicable laws, rules, regulations or listing requirements.

COMPENSATION COMMITTEE REPORT

 The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon the review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020. This report is provided by the following independent directors, who comprised the Compensation Committee throughout 2020 and through the date hereof:

JEAN SMITH (CHAIR)
PETER C.B. BYNOE
RONALD J. BROGLIO
DANIELLE PLETKA

Summary Compensation Table For The Year Ended December 31, 2020
The following table sets forth the compensation for the services in all capacities to us or our subsidiary companies for the years ended December 31, 2020, 2019 and 2018 of (a) our current Chief Executive Officer, (b) our Chief Financial Officer, (c) the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, employed by us as of December 31, 2020 and (d) our former Chief Executive Officer who served in that role during a portion of 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1)(4) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3)($)	Total ($)
Michael Ranger	2020	$1	$—		$1,715,034	(5) (9)	$—	$—	$—	$1,715,035
President & Chief Executive Officer

Stephen J. Jones	2020	$744,522	$—		$3,712,252	(6)	$1,015,200	$—	$21,042	$5,493,016
Former President & Chief Executive Officer	2019	$900,000	$—		$3,664,059	(7)	$939,600	$—	$20,500	$5,524,159
	2018	$800,000	$—		$2,798,305	(8)	$1,020,800	$—	$20,150	$4,639,255

Bradford J. Helgeson	2020	$464,814	$—		$1,304,544	(5)	$399,300	$—	$21,041	$2,189,699
Executive Vice President & Chief Financial Officer	2019	$475,300	$—		$895,869	(8)	$330,810	$—	$20,638	$1,722,617
	2018	$461,500	$—		$1,254,632	(8)	$401,500	$—	$20,258	$2,137,890

Derek W. Veenhof	2020	$428,746	$—		$1,144,174	(5)	$440,000	$—	$21,042	$2,033,962
Executive Vice President, Chief Operating Officer	2019	$435,700	$—		$798,630	(7)	$301,900	$—	$20,552	$1,556,782
	2018	$423,000	$—		$1,139,806	(8)	$353,800	$—	$20,174	$1,936,780

Timothy J. Simpson	2020	$394,617	$ __		$962,784	(5)	$273,800	$80,985	$20,871	$1,759,740
Executive Vice President,Chief Administrative Officer	2019	$ 411,000	$ __		$ 688,569	(6)	$240,555	$90,096	$20,498	$ 1,450,718
	2018	$ 391,400	$ __		$ 606,825	(8)	$259,100	$—	$19,755	$1,277,080

Thomas L. Kenyon	2020	$270,577	$100,000	(10.00)	$825,716	(5)(10)	$228,000	$—	$20,780	$1,554,496
Executive Vice President, General Counsel & Secretary

(1)Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value for time-based restricted stock is computed using the closing price of the shares on the grant date. The grant date fair value for the FCF Performance Awards granted in 2018, 2019 and 2020 were computed using the closing price of the common stock on the grant date. The grant date fair value for the TSR Performance Awards granted in 2020 were calculated using a Monte Carlo simulation, which produced a probable value for the awards at $10.83 per share. The FCF Performance Awards and the TSR Performance Awards will each vest at the end of the three-year performance period, however, the number of shares delivered will vary based upon the attained level of performance and may range from 0 to 2.0 times the number of target units awarded.
(2)The amounts shown for Mr. Simpson in this column are attributable to the change in actuarial present value of the accumulated benefit under a supplemental benefit plan that was frozen in 2009, at December 31, of the applicable year, as compared to December 31, of the immediately preceding year.
(3)The amounts shown in this column for 2020 consist of the following components:

Name	Company 401(k) Match(a)	Company Contribution to Defined Contribution Plan(b)	Life Insurance Premiums Paid by Company	Total
Stephen J. Jones	$11,400	$8,550	$1,092	$21,042
Michael Ranger	$—	$—	$—	$—
Bradford J. Helgeson	$11,400	$8,550	$1,091	$21,041
Derek W. Veenhof	$11,400	$8,550	$1,092	$21,042
Timothy J. Simpson	$11,400	$8,550	$921	$20,871
Thomas L. Kenyon	$11,400	$8,550	$830	$20,780
(a)Represents matching contributions to the 401(k) account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.
(b)Represents contributions to the defined contribution retirement plan account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(4)Includes $10.95 of grant date fair value for time-based restricted stock unit awards and FCF Performance Awards granted in 2020. The grant date fair value for the TSR Performance Awards granted in 2020 were calculated using a Monte Carlo simulation, which produced a probable value for the awards of $10.83 per share.
(5)The grant date fair value for the Stock Options were calculated using a Black-Scholes stock option valuation assuming a risk-free interest rate of 0.29%, 0.38% and 0.49% for each of the three tranches, respectively, expected volatility of 37.74%, 36.25% and 34.43% for each of the three tranches, respectively, and a dividend yield of 4.20%, which produced a fair value for the awards at $1.55 for the first tranche, $1.55 for the second tranche, and $1.51 for the final tranche.

(6)Includes the fair value as determined under ASC 718 of $12.70 for time-based restricted stock unit awards and $10.95 for FCF Performance Awards granted in 2020. The grant date fair value for the TSR Performance Awards granted in 2020 were calculated using a Monte Carlo simulation, which produced a probable value for the awards of $10.83 per share.
(7)Includes $16.60 of grant date fair value for FCF Performance Awards and time-based restricted stock or restricted stock unit awards granted in 2019. The grant date fair value for the TSR Performance Awards granted in 2019 were calculated using a Monte Carlo simulation, which produced a probable value for the awards of $19.19 per share.
(8)Includes $14.80 of grant date fair value for FCF Performance Awards and time-based restricted stock and restricted stock unit awards granted in 2018. The grant date fair value for the TSR Performance Awards granted in 2018 were calculated using a Monte Carlo simulation, which produced a probable value for the awards of $16.22 per share.
(9)Prior to his appointment as President and Chief Executive Officer, Mr. Ranger received restricted stock units valued at $178,368 for his service as a non-employee member of the Board of Directors, including restricted stock units that he elected to receive in lieu of cash payments.
(10)Includes a new hire restricted stock unit grant valued at $400,000 and a $100,00 sign-on bonus upon Mr. Kenyon's commencement of employment.

Equity Award Plans
All equity awards made to the named executive officers in 2020 were made pursuant to the 2014 equity award plan for employees and officers, which we refer to as the “Plan.” The Plan is administered by the Compensation Committee of our Board. Awards under the Plan were granted to employees (including officers) of the Company, its subsidiaries and affiliates. The Plan provides for awards to be made in the form of (a) shares of restricted stock, (b) incentive stock options, (c) non-qualified stock options, (d) stock appreciation rights, (e) performance awards, (f) restricted stock units or (g) other stock-based awards which relate to or serve a similar function to the awards described above. Awards could be made on a stand-alone, combination or tandem basis.
As of March 15, 2021, there were 2,411,318 shares of common stock available for issuance under the Plan.

The following table provides information on both equity incentive awards that were made under the Plan and incentive cash awards made during the year ended December 31, 2020.
Grants of Plan-Based Awards — 2020

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)(5)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
Michael W. Ranger		$—	$—	$—	—	—	—	20,288	—	$—	$178,368	(6)
October 29, 2020		$—	$—	$—	—	—	—	—	1,000,000	$—	$1,536,667	(6)

Stephen J. Jones		$540,000	$1,080,000	$2,160,000	—	—	—	—	—	$—	$—
March 11, 2020		$—	$—	$—	95,891	191,782	383,564	—	—	$—	$2,088,506
March 11, 2020		$—	$—	$—	—	—	—	127,854	—	$—	$1,623,746

Bradford J. Helgeson		$199,640	$399,280	$798,560	—	—	—	—	—	$—	$—
March 11, 2020		$—	$—	$—	25,299	50,598	101,196	—	—	$—	$551,012
March 11, 2020		$—	$—	$—	—	—	—	33,732	—	$—	$369,365
October 29, 2020		$—	$—	$—	—	—	—	—	250,000	$—	$384,167

Derek W. Veenhof		$179,520	$359,040	$718,080	—	—	—	—	—	$—	$—
March 11, 2020		$—	$—	$—	20,891	41,782	83,564	—	—	$—	$455,006
March 11, 2020		$—	$—	$—	—	—	—	27,854	—	$—	$305,001
October 29, 2020		$—	$—	$—	—	—	—	—	250,000	$—	$384,167

Timothy J. Simpson		$136,923	$273,845	$547,690	—	—	—	—	—	$—	$—
	March 11, 2020	$—	$—	$—	18,017	36,034	72,068	—	—	$—	$392,410
March 11, 2020		$—	$—	$—	—	—	—	24,022	—	$—	$263,041
October 29, 2020		$—	$—	$—	—	—	—	—	200,000	$—	$307,333

Thomas L. Kenyon	March 1, 2020	$—	$—	$—	—	—	—	28,309	—	$—	$400,006
		$114,000	$228,000	$456,000	—	—	—	—	—	$—	$—
March 11, 2020		$—	$—	$—	9,590	19,180	38,360	—	—	$—	$208,870
March 11, 2020		$—	$—	$—	—	—	—	12,786	—	$—	$140,007
October 29, 2020		$—	$—	$—	—	—	—	—	50,000	$—	$76,833

(1)In March 2020, our Compensation Committee established various levels of performance. The amounts shown in these columns reflect the range of potential payouts for 2020 performance under our annual incentive cash award plan between the "threshold" and "maximum" levels. The amounts shown in the “threshold” column represent the amount of cash award payable at the 50% of "target" level of performance. In addition, there is a "minimum" level of Company performance below the "threshold" which if not attained will result in no cash awards being payable. Please see the “Compensation Discussion and Analysis” in this proxy statement for more information regarding these awards and performance measures.
(2)The number of shares of Company common stock actually delivered to executive officers at the end of the three year performance period for FCF Performance Awards issued in 2020 can range from 0% to 200% of the number of target shares awarded, measured against a target of $2.30. If the cumulative Free Cash Flow per share is less than $1.59, then no shares will be issued. If the cumulative Free Cash Flow per share is equal to or above $1.59, then a payout of target shares will begin to be allocated to each participant. To receive 100% of target the Company's cumulative Free Cash Flow per share must be equal to $2.30. Participants can earn up to 200% of target if the Company's cumulative Free Cash Flow per share equals or exceeds $2.88. Awards are interpolated on a straight-line basis for performance results between levels. Please see the "Compensation Discussion and Analysis" in this proxy statement for more information regarding these awards.
(3)The number of shares of Company common stock actually delivered to executive officers at the end of the three year performance period for TSR Performance Awards can range from 0% to 200% of the number of target shares awarded, measured against the Company’s TSR relative to the weighed performance of the companies composing the Company’s peer group as set forth in this proxy statement, with vesting determined as follows: (i) vesting at 50% of target for the Company’s relative TSR performance at the 25th percentile, (ii) vesting at 100% of target vesting for TSR performance at the 50th percentile, (iii) vesting at 150% of target for TSR performance at the 75th percentile and (iv) vesting at 200% of target for TSR Performance at or above the 90th percentile and performance between designated percentiles above the threshold 25th percentile linearly prorated; subject to (x) a payout cap of 100% of target if the Company’s absolute TSR is negative and (y) a payout cap of 400% of the result of the grant price multiplied by the target number of shares. Please see the "Compensation Discussion and Analysis" in this proxy statement for more information regarding these awards.
(4)The number of shares shown reflects the 2020 restricted stock unit awards under the Plan. The restricted stock unit awards made in 2020 vest ratably over three years, on the basis of continued employment. The new hire Restricted Stock Units awarded to Mr. Kenyon on March 1, 2020 vest ratably over four years, on the basis of continued employment.
(5)Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The grant date fair value for restricted stock units is computed using the closing price of the shares at the grant date. The grant date fair value for the FCF Performance Awards was equal to the closing price of our common stock on the grant date. The grant date fair value for the TSR Performance Awards granted in 2020 were calculated using a Monte Carlo simulation, which produced a probable value for the awards at $10.83 per share. For our named executive officers, we have assumed for calculating the grant date fair value under FASB ASC Topic 718 that the forfeiture rate was zero. The grant date fair value for the Stock Options granted in 2020 were calculated using a Black-Scholes stock option valuation assuming a risk-free interest rate of 0.29%, 0.38% and 0.49% for each of the three tranches, respectively, expected volatility of 37.74%, 36.25% and 34.43% for each of the three tranches, respectively, and a dividend yield of 4.20%, which produced a fair value for the awards at $1.55 for the first tranche, $1.55 for the second tranche, and $1.51 for the final tranche.

(6)Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The grant date fair value for restricted stock units is computed using the closing price of the shares at the grant date. The restricted stock and restricted stock units issued to Mr. Ranger were for his service as a non-employee director and included restricted stock units issued to Mr. Ranger at his election in lieu of cash compensation.

The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2020:

                    Outstanding Equity Awards at Fiscal Year-End 2020

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)(9) ($)
Michael W. Ranger	57,702	(11)	$757,627	1,000,000	(9)	$5,510,000

Stephen J. Jones	24,505	(6)	$2,738,734	55,136	(3)	$5,627,177
	56,227	(2)		63,260	(3)
	127,854	(4)		95,891	(3)(8)
				55,136	(5)
				63,260	(5)
				95,891	(5)

Bradford J. Helgeson	7,484	(6)	$1,076,542	16,839	(3)	$2,890,286
	13,747	(2)		15,470	(3)
	33,732	(4)		25,299	(3)(8)
	27,028	(7)		16,839	(5)
				15,470	(5)
				25,299	(5)
				250,000	(9)

Derek W. Veenhof	6,479	(6)	$966,565	14,577	(3)	$2,671,015
	12,253	(2)		13,790	(3)
	27,854	(4)		20,891	(3)(8)
	27,028	(7)		14,577	(5)
				13,790	(5)
				20,891	(5)
				250,000	(9)

Timothy J. Simpson	5,419	(6)	$702,744	12,193	(3)	$2,207,546
	10,567	(2)		11,890	(3)
	24,022	(4)		18,017	(3)(8)
	13,514	(7)		12,193	(5)
				11,890	(5)
				18,017	(5)
				200,000	(9)

Thomas L. Kenyon	28,309	(10)	$539,577	9,590	(3)(8)	$527,333
	12,786	(4)		9,590	(5)
				50,000	(9)

(1)Based on the closing price of our common stock of $13.13 on December 31, 2020, as reported on the New York Stock Exchange.
(2)Restricted stock vests in two equal installments on March 17, 2021 and March 17, 2022.
(3)FCF Performance Awards granted in 2018 and 2019 are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined after a three year performance period based upon the Company's cumulative Free Cash Flow per share against a target of $3.00. Cumulative Free Cash Flow per share will be determined by imputing the actual Free Cash Flow per share generated by the Dublin WtE facility as if the Dublin WtE facility was still wholly-owned by the Company, as contemplated by such awards when granted. See "Compensation Discussion and Analysis" for further detail regarding the vesting of the Performance Equity Awards.
(4)Restricted stock vests in three equal installments on March 17, 2021, March 17, 2022, and March 17, 2023.
(5)TSR Performance Awards are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined after a three-year performance period based upon the Company's relative TSR performance against designated peer groups. See "Compensation Discussion and Analysis" for further detail regarding the vesting of the TSR Equity Awards.
(6)Restricted stock vests on March 17, 2021.
(7)Retention awards granted March 8, 2018 will vest on March 17, 2021 based on continuous employment.
(8)FCF Performance Awards granted in 2020 are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined after a three-year performance period based upon the Company’s cumulative Free Cash Flow per share against a target of $2.30.
(9)The market or payout value reflects the difference between the closing price of the Company's common stock on December 31, 2020 of $13.13 per share and the exercise price of the Stock Options of $7.62 per share.
(10)New hire restricted stock units granted on March 1, 2020 to Mr. Kenyon will vest ratably over four years beginning on March 17, 2021.
(11)Represents restricted stock units awarded from 2016 to 2020 while Mr. Ranger was serving as a non-employee member of the Board of Directors prior to his appointed as President and Chief Executive Officer.

The following table sets forth the option exercises and stock vesting for each of our named executive officers during the year ended December 31, 2020:

Option Exercises and Stock Vested During 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1) ($)
Michael W. Ranger	—	$—	—	$—
Stephen J. Jones	—	$—	70,974	$669,640
Bradford J. Helgeson	—	$—	20,431	$192,766
Derek W. Veenhof	—	$—	16,924	$159,678
Timothy J. Simpson	—	$—	14,797	$139,610
Thomas L. Kenyon	—	$—	$—	$—
(1)Amounts reported in this column represent the value of restricted stock awards that vested on March 17, 2020.

Retirement Plans
Pension Benefits
Covanta Energy Savings Plan
The Covanta Energy Savings Plan is comprised of two components: The first component, which we provide to eligible employees, including named executive officers, is a qualified 401(k) retirement plan. All full-time and part-time employees not subject to a collective bargaining agreement are eligible to participate in this plan upon employment. Named executive officers may elect to contribute a fixed percentage of their earnings into this plan, up to the limit prescribed for 2020 by the IRS of $285,000 in annual earnings. We provide a matching contribution of 100% of the first 3% of an individual's eligible earnings, and 50% of the next 2% of such individual's eligible earnings up to the IRS limit. Our matching contributions are immediately vested.

The second component, which we provide eligible employees, including named executive officers, is a qualified defined contribution retirement plan. We contribute to this defined contribution plan an amount equal to 3% of an individual's annual eligible compensation as defined in the plan document up to the IRS annual compensation limit, which was $285,000 in 2020. Contributions to the defined contribution plan vest in equal amounts over a five-year period based on continued employment.

Supplemental Benefit Plan
We maintain a non-qualified supplemental defined benefit plan, relative to the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012. Historically, this non-qualified supplemental benefit provided a benefit equivalent to the Covanta Energy Pension Plan benefit for earnings above the IRS earnings cap.  This non-qualified supplemental plan represents an unfunded obligation to pay a calculated benefit to participating employees as and when they would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan.  Effective January 1, 2010, we amended our non-qualified supplemental benefit plan to exclude future compensation increases received by eligible participants after December 31, 2009.  Mr. Simpson is the only remaining named executive officer participating in the Supplemental Benefit Plan as of December 31, 2020. Under the Supplemental Benefit Plan, Mr. Simpson has 12.3 years of credited service, and a present value of accumulated benefit of $651,438 based upon actuarial assumptions used to determine the present value of the accumulated benefit at December 31, 2020; a measurement date of December 31, a discount rate of 2.45%, a retirement age of 65 years and the mortality required under the Internal Revenue Code for purposes of calculating lump sums. No amounts were paid out to any named executive officer in 2020.

Severance Plan and Potential Payments upon Termination or Change in Control
Severance Agreements
In February 2010, we adopted the Severance Plan for Covanta Energy Corporation Senior Officers, referred to in this proxy statement as the “Severance Plan.” This plan covers our Chief Executive Officer, Executive Vice Presidents, Regional Vice-Presidents, Senior Vice-Presidents, Chief Accounting Officer and Treasurer.
Change in control arrangements are also covered in the Covanta Holding Corporation agreements for Restricted Stock Awards, Stock Options, TSR Performance Awards and FCF Performance Awards.

Defined Terms in the Severance Plan and Agreements for Restricted Stock Awards, Stock Options, TSR Performance Awards and FCF Performance Awards
For purposes of the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards executed in connection with the award of restricted stock and restricted stock units under the Covanta Holding Corporation 2014 Equity Award Plan, the terms “cause,” “change in control,” and “eligible termination of employment” are defined as follows:
“Cause” shall mean, with respect to the termination of an Employee's employment with Covanta and our subsidiaries, referred to as the "Company Group", such Employee's (i) failure or refusal to perform the duties of his or her employment with the Company Group in a reasonably satisfactory manner, (ii) fraud or other act of dishonesty, (iii) serious misconduct in connection with the performance of his or her duties for the Company Group, (iv) material violation of any policy or procedure of the Company Group, (v) conviction of, or plea of nolo contendere to, a felony or other crime or (vi) other conduct that has or reasonably is expected to result in material injury to the business or reputation of any member of the Company Group, in any such case, as determined by the Administrator in his/her sole discretion.
“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:
    (a) any “Person”, other than a holder of at least 10% of our outstanding voting power as of the date of this agreement or plan, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a majority of our stock entitled to vote in the election of our directors or the directors or the directors of our subsidiaries;
    (b) individuals who are our “Continuing Directors” of Covanta cease to constitute a majority of the members of the Board. For purposes of this definition, “Continuing Directors” shall mean the members of the Board on the date of the agreement or plan, as applicable, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;
    (c) our stockholders adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of our assets or the assets of our subsidiaries;

    (d) Covanta is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless our business following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, Covanta) and our stockholders immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of Covanta (or similar transaction) shall not constitute a Change in Control;
    (e) there is a Change in Control of Covanta Holding of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not we are then subject to such reporting requirements; provided, however, that for purposes of the agreement or plan, as applicable, a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power as of the date of the agreement or plan, as applicable; or
    (f) Covanta consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination of the agreement or plan, as applicable.
“Eligible Termination of Employment” shall mean the involuntary termination other than for Cause of an Employee's employment with the Company Group after the Effective Date.

Executive Officer Termination Compensation
Michael Ranger has served as President and Chief Executive Officer of the Company since October 2020. The following table shows the potential payments to Mr. Ranger upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Stock Options or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2020. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination	Retirement	Not for Cause Termination	For Cause Termination	Change in Control		Death	Disability
Compensation:
Cash	$—	$—	$—	$—	$—		$—	$—
Stock Options	$—	$—	$—	$—	$5,510,000	(1)(2)	$—	$—
Restricted Stock Units	$—	$—	$—	$—	$—		$—	$—
TSR Performance Awards	$—	$—	$—	$—	$—		$—	$—
FCF Performance Awards	$—	$—	$—	$—	$—		$—	$—
Benefits and Perquisites:
Health Care	$—	$—	$—	$—	$—	(3)	$—	$—	(4)
Life Insurance Benefits	$—	$—	$—	$—	$—		$—	$—
Total:	$—	$—	$—	$—	$5,510,000		$—	$—

(1)If Mr. Ranger's termination is a result of a change in control as defined in the respective award agreements, all unvested Stock Options shall immediately vest under the terms of the stock option agreement under which such Stock Options were granted.
(2)Represents the value of accelerated unvested stock options calculated by multiplying the number of Stock Options held by Mr. Ranger by the difference between $13.13, the closing price of our common stock on the New York Stock Exchange on December 31, 2020, and the exercise price of such Stock Options of $7.62 per share.
(3)Pursuant to the Severance Plan, provided Mr. Ranger's employment is terminated without cause or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 24 months.
(4)Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Ranger meets the definition of “disabled” pursuant to that policy.

Bradford J. Helgeson has served as our Executive Vice President and Chief Financial Officer since November 2013. The following table shows the potential payments to Mr. Helgeson upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Stock Options, Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2020. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$19,196	(1)	$19,196	(1)	$748,650	(2)	$19,196	(1)	$1,297,883	(2)	$19,196	(1)	$19,196	(1)
Stock Options	$—		$—		$—		$—		$1,377,500	(10)	$—		$—
Restricted Stock Units	$—		$—		$—		$—		$1,192,929	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$378,899	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$638,226	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$17,858	(7)	$—		$37,899	(7)	$—		$43,827	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$999,000	(9)	$—
Total:	$19,196		$19,196		$766,508		$19,196		$4,923,336		$1,018,196		$63,023
(1)Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.
(2)In the event that Mr. Helgeson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.
(3)If Mr. Helgeson’s termination is a result of a change in control as defined in the respective award agreements, all unvested shares of restricted stock or other equity awards, plus accrued and unpaid dividends, then held by Mr. Helgeson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.
(4)Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock units held by Mr. Helgeson by $13.13, the closing price of our common stock on the New York Stock Exchange on December 31, 2020.
(5)Pursuant to the agreements for TSR Equity Awards, upon a Change in Control (as defined therein), awards will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control, plus accrued and unpaid dividends on previously unvested equity awards. Vesting is also generally conditioned upon continued service through the end of the three year performance period or termination of employment without cause during the 24-month period following the Change in Control.
(6)Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based on payout factor, as determined by dividing: (i) cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control; by (ii) the target cumulative Free Cash Flow per share for the three year performance period, as such target is prorated to reflect the shortened performance period, plus accrued and unpaid dividends on previously unvested equity awards. Vesting is also generally conditioned upon continued service through the end of the three year performance period or termination of employment without cause during the 24-month period following the Change in Control.
(7)Pursuant to the Severance Plan, provided Mr. Helgeson's employment terminated without cause or good reason or as a result of a Change in Control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.
(8)Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Helgeson meets the definition of “disabled” pursuant to that policy.
(9)Reflects the estimated present value of the proceeds payable to Mr. Helgeson’s beneficiaries upon his death.
(10)The market or payout value reflects the difference between the closing price of the Company's common stock on December 31, 2020 of $13.13 per share and the exercise price of the stock options of $7.62 per share.

Derek W. Veenhof has served as our Executive Vice President, Chief Operating Officer since October 2020, and prior to that he was our Executive Vice President, Sustainable Solutions since November 2013. The following table shows the potential payments to Mr. Veenhof upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Stock Option Awards, Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2020. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$17,262	(1)	$17,262	(1)	$673,200	(2)	$17,262	(1)	$1,164,975	(2)	$17,262	(1)	$17,262	(1)
Stock Options	$—		$—		$—		$—		$1,377,500	(10)	$—		$—
Restricted Stock Units	$—		$—		$—		$—		$1,076,028	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$324,420	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$563,045	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$21,724	(7)	$—		$45,632	(7)	$—		$54,157	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$1,000,000	(9)	$—
Total:	$17,262		$17,262		$694,924		$17,262		$4,551,600		$1,017,262		$71,419
(1)Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.
(2)In the event that Mr. Veenhof’s employment is terminated without cause or good reason or as a result of a Change in Control (as defined therein), he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.
(3)If Mr. Veenhof’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards, plus accrued and unpaid dividends then held by Mr. Veenhof shall immediately vest under the terms of the respective agreements under which such equity awards were granted.
(4)Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Veenhof by $13.13, the closing price of our common stock on the New York Stock Exchange on December 31, 2020.
(5)Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control, plus accrued and unpaid dividends on previously unvested equity awards. Vesting is also generally conditioned upon continued service through the end of the three year performance period or termination of employment without cause during the 24-month period following the Change in Control.
(6)Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based on payout factor, as determined by dividing: (i) cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control; by (ii) the target cumulative Free Cash Flow per share for the three year performance period, as such target is prorated to reflect the shortened performance period, plus accrued and unpaid dividends on previously unvested equity awards. Vesting is also generally conditioned upon continued service through the end of the three year performance period or termination of employment without cause during the 24-month period following the Change in Control.
(7)Pursuant to the Severance Plan, provided Mr. Veenhof’s employment terminated without cause or good reason or as a result of a Change in Control (as defined therein), he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.
(8)Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Veenhof meets the definition of “disabled” pursuant to that policy.
(9)Reflects the estimated present value of the proceeds payable to Mr. Veenhof’s beneficiaries upon his death.
(10)The market or payout value reflects the difference between the closing price of the Company's common stock on December 31, 2020 of $13.13 per share and the exercise price of the Stock Options of $7.62 per share.

Timothy J. Simpson has served as our Executive Vice President, Chief Administrative Officer since November 2020. The following table shows the potential payments to Mr. Simpson upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Stock Options, Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2020. The table excludes vested account balances under the 1) Covanta Energy Savings Plan and 2) Covanta Energy Pension Plan*.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$204	(1)	$16,204	(1)	$631,950	(2)	$16,204	(1)	$1,039,166	(2)	$16,204	(1)	$16,204	(1)
Stock Options	$—		$—		$—		$—		$1,102,000	(10)	$—		$—
Restricted Stock Units	$—		$—		$—		$—		$773,121	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$276,087	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$481,043	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$15,857	(7)	$—		$33,555	(7)	$—		$38,957	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$843,000	(9)	$—
Total:	$204		$16,204		$647,807		$16,204		$3,704,972		$859,204		$55,161
(1)Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.
(2)In the event that Mr. Simpson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.
(3)If Mr. Simpson’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards, plus accrued and unpaid dividends then held by Mr. Simpson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.
(4)Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Simpson by $13.13, the closing price of our common stock on the New York Stock Exchange on December 31, 2020.
(5)Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control, plus accrued and unpaid dividends on previously unvested equity awards. Vesting is also generally conditioned upon continued service through the end of the three year performance period or termination of employment without cause during the 24-month period following the Change in Control.
(6)Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based on the payout factor, as determined by dividing: (i) cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control; by (ii) the target cumulative Free Cash Flow per share for the three year performance period, as such target is prorated to reflect the shortened performance period, plus accrued and unpaid dividends on previously unvested equity awards. Vesting is also generally conditioned upon continued service through the end of the three year performance period or termination of employment without cause during the 24-month period following the Change in Control.
(7)Pursuant to the Severance Plan, provided Mr. Simpson’s employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.
(8)Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Simpson meets the definition of “disabled” pursuant to that policy.
(9)Reflects the estimated present value of the proceeds payable to Mr. Simpson’s beneficiaries upon his death.
(10)The market or payout value reflects the difference between the closing price of the Company's common stock on December 31, 2020 of $13.13 per share and the exercise price of the Stock Options of $7.62 per share.

* Mr. Simpson has a vested interest in the Covanta Energy Pension Plan.  In the event of a termination for any reason, he was entitled as of December 31, 2020 to the value of his non-qualified benefit of $651,438

Thomas L. Kenyon has served as Executive Vice President, General Counsel and Secretary since October 2020. The following table shows the potential payments to Mr. Kenyon upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Stock Options, Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2020. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$14,615	(1)	$14,615	(1)	$570,000	(2)	$14,615	(1)	$570,000	(2)	$14,615	(1)	$14,615	(1)
Stock Options	$—		$—		$—		$—		$275,500	(10)	$—		$—
Restricted Stock Units	$—		$—		$—		$—		$573,275	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$53,344	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$146,772	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$17,859	(6)	$—		$37,378	(7)	$—		$44,115	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$760,000	(9)	$—
Total:	$14,615		$14,615		$587,859		$14,615		$1,656,269		$774,615		$58,730
(1)Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.
(2)In the event that Mr. Kenyon’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.
(3)If Mr. Kenyon's termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards, plus accrued and unpaid dividends then held by Mr. Kenyon shall immediately vest under the terms of the respective agreements under which such equity awards were granted.
(4)Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Kenyon by $13.13, the closing price of our common stock on the New York Stock Exchange on December 31, 2020.
(5)Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control , plus accrued and unpaid dividends on previously unvested equity awards. Vesting is also generally conditioned upon continued service through the end of the three year performance period or termination of employment without cause during the 24-month period following the Change in Control.
(6)Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based on the payout factor, as determined by dividing: (i) cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control; by (ii) the target cumulative Free Cash Flow per share for the three year performance period, as such target is prorated to reflect the shortened performance period, plus accrued and unpaid dividends on previously unvested equity awards. Vesting is also generally conditioned upon continued service through the end of the three year performance period or termination of employment without cause during the 240month period following the Change in Control.
(7)Pursuant to the Severance Plan, provided Mr. Kenyon's employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.
(8)Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Kenyon meets the definition of “disabled” pursuant to that policy.
(9)Reflects the estimated present value of the proceeds payable to Mr. Kenyon’s beneficiaries upon his death.
(10)The market or payout value reflects the difference between the closing price of the Company's common stock on December 31, 2020 of $13.13 per share and the exercise price of the Stock Options of $7.62 per share.

Stephen J. Jones has served as President and Chief Executive Officer of the Company from March 2015 until October 29, 2020. The Company and Mr. Jones entered into a Separation Agreement dated November 28, 2020. The following table shows payments due to Mr. Jones pursuant to the Separation Agreement entered into with Mr. Jones upon his termination by agreement. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Separation Agreement
Compensation:
Cash	$1,800,000	(1)
Stock Options	$—
Restricted Stock Units	$2,929,491	(2)
TSR Performance Awards	$1,373,172	(3)
FCF Performance Awards	$2,443,708	(4)
Benefits and Perquisites:
Health Care	$38,506	(5)
Life Insurance Benefits	$—
Total:	$8,584,877

(1)Mr. Jones is entitled to a severance payment equal to 24 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 24 months
(2)Represents the value of accelerated unvested stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Jones by $13.13, the closing price of our common stock on the New York Stock Exchange on December 31, 2020, plus accrued and unpaid dividends on previously unvested equity awards.
(3)Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control, plus accrued and unpaid dividends on previously unvested equity awards.
(4)Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards will vest based on the payout factor, as determined by dividing: (i) the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control; by (ii) the target cumulative Free Cash Flow per share for the three year performance period, as such target is prorated to reflect the shortened performance period, plus accrued and unpaid dividends on previously unvested equity awards.
(5)Pursuant to the Severance Plan and his Separation Agreement, Mr. Jones is entitled to continuation of medical and dental coverage for 24 months.

Restrictive Covenants
Our obligation to vest restricted stock grants under the agreements for Restricted Stock Unit Awards, FCF Performance Awards and TSR Performance Awards is conditioned upon each applicable officer complying with his continuing obligations under the restrictive covenants relating to confidentiality, non-competition and non-solicitation of customers and employees and the execution of a standard form of general release.
The agreements for Restricted Stock Unit Awards, FCF Performance Awards and TSR Performance Awards contains non-compete, non-solicitation and confidentiality provisions. As set forth in each such agreement, the restrictive covenants survive termination of employment for the periods stated in the Severance Plan as set forth below:

Named Executive Officer	Restrictive Covenant	Survival Period
Michael W. Ranger	Non-Compete	24 months
	Non-Solicit Customers	24 months
	Non-Solicit Employees	24 months
	Confidentiality	60 months

Bradford J. Helgeson, Derek W. Veenhof, Timothy J. Simpson and Thomas L. Kenyon	Non-Compete	18 months
	Non-Solicit Customers	18 months
	Non-Solicit Employees	18 months
	Confidentiality	60 months
Compensation Committee Interlocks and Insider Participation
None of Ms. Smith (Chair), Mr. Bynoe, Mr. Broglio or Ms. Pletka, the persons who served as members of the Compensation Committee in 2020, were, during that year or previously, an officer or employee of ours or any of our subsidiaries or had any other relationship requiring disclosure herein.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our employees based on the current compensation of the median employee who was determined pursuant to Item 402(u) of Regulation S-K and the annual total compensation of Michael Ranger, our President and Chief Executive Officer.
•The annual total compensation of our median employee (other than the Chief Executive Officer) in 2020 was $94,750.
•The annual total compensation of our Chief Executive Officer in 2020, in such capacity, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement was $1,536,668.
•The resulting ratio of the CEO’s annual total compensation to the annual total compensation of our median employee is 16:1.
The ratio stated above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. It was based on the methodologies, assumptions and estimates described below and is not necessarily comparable to the ratios reported by other companies.
We identified our median employee based on compensation paid during 2020 to 4,397 of our U.S. and Ireland-based employees, other than our Chief Executive Officer, who were employed by us on December 31, 2020. We considered any person to whom we delivered a Form W-2 Wage and Tax Statement or similar wage reports for services performed in 2020 to be a U.S. and Ireland-based employee, and this group included full-time, part-time and temporary workers. In accordance with the “de minimis” exemption provided in Item 402(u) of Regulation S-K, we excluded from consideration 199 of our non-U.S. employees who performed a service in 2020, representing approximately 4.50% of our total U.S. and non-U.S. workforce. The excluded employees work in the following jurisdictions: Canada (165), China (13) and England (21). We did not exclude from consideration any employees who joined our company during the year as the result of a business acquisition or combination.
For purposes of determining the compensation paid to the U.S. employees under consideration, we used earnings subject to Medicare tax as reported in Box 5, “Medicare wages and tips,” on the 2020 Form W-2 for each non-excluded employee who was employed by us on December 31, 2020. We did not annualize the compensation of anyone who was employed by us for only part of the year.
Using this methodology, we determined that the “median employee” was a full-time hourly Operator of one of our subsidiaries in the Operations Department. The median employee’s total compensation for 2020 was determined in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table. The median employee’s total compensation for 2020 consisted of the following elements: salary, an annual cash incentive earned in 2020 and paid in March 2021, matching contribution into the 401(k) savings plan, Company contribution to the defined contribution plan and life insurance premiums paid by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information, as of March 15, 2021 unless otherwise specified, concerning:
•beneficial ownership of our common stock by (1) SZ Investments together with its affiliates EGI-Fund (05-07) and Chai Trust Company, LLC, referred to as "Chai Trust"; (2) The Vanguard Group; and (3) BlackRock, Inc., and which are the only beneficial owners known to us of 5% or more of our common stock; and
•beneficial ownership of our common stock by (1) all of our current directors, (2) those executive officers named in the Summary Compensation Table included in this proxy statement, referred to as the “named executive officers” in this proxy statement, and (3) all of our current directors and executive officers together as a group.
As of March 15, 2021, the Company had 132,145,694 shares of common stock outstanding. The number of shares beneficially owned by each entity, person, current director or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all current executive officers and directors is c/o Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960.

Equity Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percent of Class
SZ Investments L.L.C.(1)	12,949,182	9.8%
Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606
The Vanguard Group (2)	10,085,245	8.4%
100 Vanguard Blvd., Malvern, PA 19355
BlackRock, Inc.(3)	8,306,893	6.3%
55 East 52nd Street, New York, NY 10055
Norges Bank (The Central Bank of Norway)(4)	7,157,685	5.4%
Bankplassen 2 PO Box 1179 Sentrum NO 0107 Oslo Norway

(1)Based on a Schedule 13D/A filed with the SEC on July 29, 2014, this includes the shares owned as follows:
    (a) 10,921,682 shares that SZ Investments beneficially owns with shared voting and dispositive power; (b) 2,027,500 shares that EGI-Fund (05-07) beneficially owns with shared voting and dispositive power; and (c) all 12,949,182 shares listed in the preceding (a) and (b) as beneficially owned by SZ Investments and EGI-Fund (05-07), are also beneficially owned by Chai Trust with shared voting and dispositive power. Chai Trust is the managing member of EGI-Fund (05-07). SZ Investments is each indirectly controlled by various trusts established for the benefit of Samuel Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The addresses of each of EGI-Fund (05-07) and Chai Trust are as set forth in the table above for SZ Investments.
    Mr. Zell is the Chairman of EGI. Mr. Zell is an officer of EGI-Fund (05-07) and SZ Investments. Mr. Zell was elected as our Chairman of the Board in September 2005 and he also previously served as a director from 1999 to 2004 and as our Chairman of the Board from July 2002 to October 2004, when he did not stand for re-election. In addition, Mr. Zell was our President and Chief Executive Officer from July 2002 until his resignation in April 2004.
(2)Based on a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, Inc. has sole voting power with respect to no shares of our common stock; shared voting power with respect to 179,950 shares of our common stock; sole dispositive power with respect to 10,813,221 shares of our common stock and shared dispositive power with respect to 272,024 shares of our common stock.

(3)Based on a Schedule 13G filed with the SEC on January 29, 2021, BlackRock, Inc., in its role as a holding company or control person has sole voting power with respect to 8,139,598 of these shares of our common stock and sole dispositive power with respect to 8,332,583 of these shares of our common stock.
(4)Based on a Schedule 13G/A filed with the SEC on January 28, 2021 and has sole voting and dispositive power with respect to 7,157,630 of these shares.

Equity Ownership of Directors and Management

Name	Number of Shares Beneficially Owned		Stock Units (1)	Approximate Percent of Class
David M. Barse	98,960		60,870	*
Ronald J. Broglio	13,567		—	*
Peter C.B. Bynoe	75,122		44,883	*
Linda J. Fisher	34,736		32,383	*
Bradford J. Helgeson	124,270	(2)	—	*
Joseph M. Holsten	155,575	(3)	33,274	*
Thomas L. Kenyon	11,339	(4)	—	*
Owen Michaelson	—		22,925	*
Danielle Pletka	—		35,813	*
Michael W. Ranger	40,000		57,702	*
Robert S. Silberman	120,000		37,538	*
Timothy J. Simpson	124,439	(5)	—	*
Jean Smith	114,864		18,711	*
Derek W. Veenhof	163,980	(6)	—	*
Samuel Zell	13,112,263	(7)	208,292	9.9%
All Executive Officers and Directors as a group (19 persons)	14,391,249	(8)	—	10.9%
* Percentage of shares beneficially owned does not exceed 1% of the outstanding common stock.
(1)Represents the number of shares of common stock payable to a non-employee director pursuant to time-based restricted stock units when the director leaves the Board (assuming all such units have vested) based on deferrals made by such directors. None of these deferred stock units have voting rights.
(2)Includes 52,629 shares underlying currently outstanding restricted stock units held by Mr. Helgeson that vested on March 17, 2021.
(3)Includes shares underlying currently exercisable options held by Mr. Holsten to purchase 25,000 shares of common stock at an exercise price of $20.58 per share and 2,381 shares underlying currently outstanding restricted stocks units held by Mr. Holsten that will vest on May 4, 2020.
(4)Includes 11,339 shares underlying currently outstanding restricted stock units held by Mr. Kenyon that vested on March 17, 2021.
(5)Includes 32,223 shares underlying currently outstanding restricted stock units held by Mr. Simpson that vested on March 17, 2021.
(6)Includes 48,918 shares underlying currently outstanding restricted stock units held by Mr. Veenhof that vested on March 17, 2021.
(7)Mr. Zell disclaims beneficial ownership as to (a) 10,921,682 shares beneficially owned by SZ Investments, 8,797,097 of which shares are pledged as security to loans and (b) 2,027,500 shares beneficially owned by EGI Fund 05-07, all of which shares are pledged as security to loans. SZ Investments and EGI Fund 05-07 are each indirectly controlled by various trusts established for the benefit of Mr. Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director or officer of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Also, Mr. Zell disclaims beneficial ownership as to 25,418 shares beneficially owned by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.
(8)Includes 221,003 shares underlying currently outstanding restricted stock units held by all executive officers and directors as a group that vested on March 17, 2021, 25,656 shares underlying currently outstanding restricted stock units held by Mr. Holsten that will vest on May 4, 2021 and 25,000 shares underlying currently exercisable options held by Mr. Holsten.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Executive officers, directors and greater than ten percent stockholders are required by Federal securities regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon a review of 2020 filings with the SEC and/or written representations from certain reporting persons, Mr. Kenyon's initial Form 4 filing in November 2020 was beyond the required 2-day filing period of the reporting requirements of Section 16(a) pending issuance of SEC filing codes.

Equity Compensation Plans
The following table sets forth information regarding the number of our securities that could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the Covanta Holding Corporation 2014 Equity Award Plan (the "Plan") and the number of securities remaining for future issuance under the Plan as of December 31, 2020:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity compensation plans approved by security holders	7,147,144	(1)	$7.76	(2)	3,907,231
Equity compensation plans not approved by security holders	N/A		)		N/A
Total	7,147,144	(1)	$7.76	(2)	3,907,231

(1)    Includes 2,275,000 shares to be issued upon exercise of outstanding options, 3,482,572 shares to be issued upon vesting of outstanding restricted stock units and 1,389,572 performance awards. The number of performance awards that will vest will vary based upon the attained level of performance and may range from 0 to 2 times the number of target units awarded.
(2)    Represents the weighted average exercise price of outstanding stock options and does not take into account outstanding restricted stock unit awards, which do not have an exercise price.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Audit Committee or a special committee of the Board composed solely of disinterested directors formed for such purpose are responsible for review of “related person transactions” between us and related persons and making determinations regarding and/or approving and authorizing such transactions, or at their discretion, making a recommendation with respect to such related person transactions to the Board. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.
Our Policy of Business Conduct, which contains certain provisions setting out conflicts of interest and related party standards, applies to all of our employees, including each of our executive officers, and directors. Our Policy of Business Conduct provides that it is the responsibility of each of our executive officers and directors to advise us, through our general counsel, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us or possible inconsistency with our policies or values. We solicit information quarterly from our directors and executive officers in order to monitor potential conflicts of interest. Any nominee for director is also requested to provide us the forgoing information. It is the policy of the Board and of the Audit Committee to apply the standards set forth in our Policy of Business Conduct and under applicable Delaware corporate law and applicable SEC and New York Stock Exchange rules and regulations in reviewing related person transactions and determining whether or not such transactions are reasonable and fair to us.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of four directors. Each of the current directors is independent and "financially literate" as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter and key practices approved by the Board. A copy of the charter and key practices is available on the Company's website at www.covanta.com.
Management is responsible for establishing and maintaining adequate internal controls and for the public reporting process with respect to the Company's financial statements. Ernst & Young LLP, a registered independent public accounting firm and the Company's independent auditors for 2020, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. Ernst & Young LLP is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

The Audit Committee oversee Ernst & Young LLP's work and, at least annually, determines its compensation, evaluates its performance and assess its independence. Ernst & Young LLP reports directly to the Audit Committee, and the Audit Committee retains the authority to terminate the relationship at any time.
In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2020 audited consolidated financial statements, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Audit Committee reviewed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also discussed with management the quality and the sufficiency of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.
The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Committee has received written material addressing Ernst & Young LLP's internal quality control procedures and other matters, as required by the NYSE listing standards. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP the firm's independence. The Audit Committee has concluded that Ernst & Young LLP's provision of audit and non-audit services is compatible with Ernst & Young LLP's independence.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The committee also periodically meets in executive session. In this context, the Committee met 7 times during the fiscal year ended December 31, 2020. The Audit Committee also discussed Ernst & Young LLP's audit report on internal controls over financial reporting as of December 31, 2020 with management and Ernst & Young LLP.
Based upon the Audit Committee's discussions with management and Ernst & Young LLP, and the Audit Committee's review of the representations of management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

JOSEPH M. HOLSTEN (CHAIR)
DAVID M. BARSE
LINDA J. FISHER
JEAN SMITH

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES

The following table shows the aggregate fees that we incurred for audit, audit-related, tax and other services rendered by Ernst & Young LLP for the years ended December 31, 2020 and 2019 (in thousands of dollars):

	2020	2019
Audit Fees	$3,621	$4,054
Tax Fees	12	76
All Other Fees	2	8
Total	$3,635	$4,138

Audit Fees.    This category includes the fees for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting, reviews of condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q.
 Tax Fees.    This category consists of fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
All Other Fees.    This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2020 and 2019 under this category are related to licensed accounting research software.
Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter and Audit Committee Key Practices require the Audit Committee to pre-approve all permitted non-audit services. It is the Audit Committee's practice to restrict the non-audit services that may be provided to us by our independent registered public accounting firm primarily to tax services and merger and acquisition due diligence and integration services, and then only when the services offered by the auditor's firm are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding for such services.
The Audit Committee has established an Audit and Non-Audit Service Pre-Approval Policy, referred to as the “Pre-Approval Policy,” for all permitted work our independent registered public accounting firm may perform for us. The Pre-Approval Policy provides for the general approval of specific types of services and gives detailed guidance as to the specific types of services eligible for general pre-approval within each of the specifically designated categories of services and provides for maximum dollar amounts for such pre-approved services. Any additional services not described in the Pre-Approval Policy or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for that specified year will require the further advance review and approval of the Audit Committee. Pre-approval of services is generally provided for up to one year. The Audit Committee has delegated the authority to grant any such additional required approval to its Chair between meetings of the Audit Committee, provided that the Chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from delegating to our management the Audit Committee's responsibilities to pre-approve services performed by the independent registered public accounting firm.
All of the services generating fees in 2020 and 2019 were pre-approved in accordance with the Pre-Approval Policy. In pre-approving these services, the Audit Committee did not rely on the de minimis exception to the SEC pre-approval requirements applicable to audit-related, tax and all other permitted non-audit services.

PROPOSALS BY STOCKHOLDERS

In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2022 annual meeting, the proposal must be received by us at our principal executive offices no later than December 3, 2021. Stockholders wishing to submit proposals or director nominations at our 2022 annual meeting that are not to be included in our proxy statement materials must deliver proposals to our principal executive offices no earlier than January 13, 2022 and no later than February 14, 2022. All stockholder proposals should be directed to the attention of our Secretary at our principal offices as set forth on the first page of this proxy statement.

Timely receipt of a stockholder's proposal will satisfy only one of various conditions established by the SEC for inclusion in our proxy materials and for compliance with our Amended and Restated Bylaws.

INCORPORATION BY REFERENCE

The Audit Committee Report (including reference to the independence of the members of the Audit Committee) is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION
THOMAS L. KENYON
Secretary
Dated: April 2, 2021

COVANTA HOLDING CORPORATION
445 SOUTH STREET
MORRISTOWN, NJ 07960
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 12, 2021 for shares held directly and by 11:59 P.M. ET on May 10, 2021 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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